Exhibit 99.1

ITEM 7.	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Operating results for the year ended December 31, 2014, are not necessarily indicative of results that may occur in future interim periods or future fiscal years. Some of the statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management and involve significant elements of subjective judgment and analysis. Words such as “expects,” “will,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “potential,” “should,” “could,” variations of such words, and similar expressions are intended to identify forward-looking statements. Our actual results and the timing of events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include those discussed under the captions “Special Note Regarding Forward Looking Statements” and “Risk Factors” and elsewhere in our Annual Report on Form 10-K filed with the SEC on March 30, 2015, and Quarterly Report on Form 10-Q filed with the SEC on August 19, 2015. These and many other factors could affect our future financial and operating results. We undertake no obligation to update any forward-looking statement to reflect events after the date of this Current Report on Form 8-K.
Overview
We are a pharmaceutical company committed to the discovery, development and commercialization of novel anti-infectives to address significant unmet therapeutic needs. We are developing our lead product candidate, SCY-078, as a novel oral and intravenous (IV) drug for the treatment of serious and life-threatening invasive fungal infections in humans. SCY-078 has been shown to be effective in vitro and in vivo in animal models against a broad range of Candida and Aspergillus species, including drug resistant strains. These important pathogens account for approximately 85% of invasive fungal infections in the United States and Europe. SCY-078 was shown to be sufficiently safe and well-tolerated in multiple Phase 1 studies to support progression to Phase 2 studies. We are currently conducting a multicenter Phase 2 study with primary endpoints of safety, tolerability, and pharmacokinetics of the oral formulation of SCY-078 as step-down treatment in patients initially treated with echinocandin therapy for invasive Candida infections, which are serious and life threatening infections. The enrollment into the study continues but has been slower than anticipated. New investigational sites have been opened in the US and we are opening additional investigational sites in Latin America and Europe. Investigational sites are currently operating under the latest protocol amendment, which was designed to facilitate enrollment, and we continue to consider whether further protocol amendments may be appropriate. These measures are expected to increase enrollment into the study. In addition, as we collect data on the enrolled patients, we will continue to assess the actual number of patients required to achieve the study objectives. We expect to complete the study and to report top line data in the first half of 2016. The first Phase 1 study of an IV formulation of SCY-078 is planned to start in the fourth quarter of 2015.
As a spinout from Aventis S.A., or Aventis in 2000, we began as a chemistry and animal health services company, providing contract research services to third parties. Through the provision of these contract research and development services, we built significant expertise in parasitic infections and drug discovery. This contract research and development services business, which we refer to as our "Services Business," generated substantially all of our revenues until we completed the sale of the Services Business to Accuratus Lab Services, Inc. in July 2015, as described further in the “Recent Developments” section below.
Since our formation, we have expanded our animal health capabilities and have discovered a number of proprietary compounds primarily within our cyclophilin inhibitor platform. Our two lead compounds from our cyclophilin inhibitor platform include SCY-641, a compound licensed to Dechra Ltd. in 2012 for clinical development for the treatment of dog dry eye, and SCY-635, a compound licensed to Waterstone in October 2014 for the treatment of viral diseases in humans. The successful monetization of these two lead compounds from our cyclophilin inhibitor platform has allowed us to focus our resources on the development of SCY-078.
In 2013, we exclusively licensed SCY-078 from Merck Sharp & Dohme, or Merck, in the field of human health, and Merck transferred to us the investigational new drug application on file with the U.S. Food and Drug Administration, or the FDA, as well as all data Merck had developed for the compound, plus active pharmaceutical ingredient and tablets. In 2014, Merck assigned the patents to us related to SCY-078 that it had exclusively licensed to us. We are focusing our resources on the development of SCY-078.
On May 7, 2014, we completed an initial public offering of our common stock, which we refer to as our IPO. We sold an aggregate of 6,200,000 shares of common stock under the registration statement on Form S-1 declared effective by the SEC on May 2, 2014, at a public offering price of $10.00 per share. Net proceeds to us were $54.6 million, after deducting underwriting discounts and commissions and offering expenses. Upon the completion of our IPO, all our outstanding shares of convertible preferred stock were automatically converted into 1,691,884 shares of common stock and substantially all outstanding common stock warrants were exercised for an additional 275,687 shares of common stock with net proceeds to us of $0.1 million. In connection with the consummation of the IPO, we repaid outstanding debt with a principal balance of $15.0 million, plus all accrued interest, to the holder of such debt, which was outstanding pursuant to a credit agreement referred to herein as the 2013 Credit Agreement.
We are an emerging growth company. Under the Jumpstart Our Business Startups Act of 2012, or JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time that those standards apply to private companies. We have irrevocably elected not to adopt this exemption from new or revised accounting standards, and therefore, we will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”
Recent Developments
April 2015 Follow-On Public Offering
On April 28, 2015, we completed a follow-on public offering (the "April 2015 Offering") of our common stock. We sold an aggregate of 5,376,622 shares of common stock at a public offering price of $7.70 per share. Net proceeds to us were approximately $38.0 million, after deducting underwriting discounts and commissions and offering expenses of approximately $3.4 million.
SCY-078 Development
We are currently conducting a multicenter Phase 2 study with primary endpoints of safety, tolerability, and pharmacokinetics of the oral formulation of SCY-078 as step-down treatment in patients initially treated with echinocandin therapy for invasive Candida infections. The enrollment into the study continues but has been slower than anticipated. The enrollment into the study continues but has been slower than anticipated. New investigational sites have been opened in the US and we are opening additional investigational sites in Latin America and Europe. Investigational sites are currently operating under the latest protocol amendment, which was designed to facilitate enrollment, and we continue to consider whether further protocol amendments may be appropriate. These measures are expected to increase enrollment into the study. In addition, as we collect data on the enrolled patients, we will continue to assess the actual number of patients required to achieve the study objectives. We expect to complete the study and to report top line data in the first half of 2016.
We are currently developing an IV formulation of SCY-078. We have submitted to the FDA the data package, including data from our IND-enabling studies, to support the start of the first Phase 1 study with the IV formulation. We are planning to initiate this study in the fourth quarter of 2015.
The oral formulation of SCY-078 has been granted QIDP designation and fast track designation by the FDA. We expect to apply for QIDP designation for the IV formulation of SCY-078 in the first half of 2016 and we expect to apply for fast track designation in the second half of 2016. The fast track designation, coupled with the QIDP designation, allows for a potentially accelerated path to approval and underscores the FDA's understanding of the critical need for new and varied treatments for life-threatening invasive fungal infections.
We are also planning to investigate the potential clinical utility of SCY-078 in other areas of unmet medical need such as genital infections caused by Candida spp. (vulvovaginal candidiasis, VVC). VVC is a highly prevalent condition with limited therapeutic options for infections caused by azole-resistant Candida spp. We are planning to commence a Phase 2 study evaluating the safety and efficacy of orally administered SCY-078 in this indication during the fourth quarter of 2015. Top line results are expected in the first half of 2016. The data from this study is also expected to provide a confirmation of the potential therapeutic effect of orally administered SCY-078 in a clinical condition caused by Candida spp. and, along with the other clinical and nonclinical data from ongoing and planned activities, will contribute to the package of information that will support subsequent phases of development.
Sale of Our Services Business
As part of our strategic objective to focus our resources on the development of SCY-078, our board of directors directed our management to explore the divestiture of our Services Business which was no longer strategic to our business and did not provide any meaningful operating capital to fund our core strategic objective in 2015. We engaged a third party firm which assisted us in evaluating several divestiture options (i.e. a third-party sale, spin-off, management buy-out transaction, or shut-down process). On May 4, 2015, our board of directors completed its evaluation of the various divestiture options and directed management to pursue a plan to sell the Services Business to Accuratus Lab Services, Inc., ("Accuratus") a private-equity backed process chemistry, formulation, manufacturing and analytical development services provider. The Services Business has been presented separately as discontinued operations in our Consolidated Statements of Operations for all periods presented.

On July 21, 2015, we completed the sale of the Services Business to Accuratus pursuant to an Asset Purchase Agreement (the "Agreement") with an effective date of July 17, 2015, for an aggregate purchase price of $3.9 million with an estimated net proceeds of $1.1 million, after adjusting for estimated selling costs and the estimated cash costs of severance, incentive and retention compensation that have been or are expected to be paid out, as illustrated in the following table (in millions):

Aggregate purchase price of Services Business sale transaction [1]	$3.9
Less: Estimated selling costs [2]	0.8
Estimated net proceeds	3.1
Estimated incremental cash compensation costs:
Cash severance benefit costs [3]	1.0
Incentive compensation payments at closing [4]	0.2
Maximum cash retention compensation payments [5]	0.8
Total estimated cash compensation costs	2.0

Estimated net proceeds, less estimated incremental cash compensation	$1.1

1 Includes $0.5 million paid into escrow at closing and is subject to escrow for a period of 12 months.
2 Includes a success fee due to a third party firm, estimated legal fees, and other estimated fees directly related to the sale transaction.
3 Relates to cash severance benefits to be paid to the June 2015 Terminated Employees (described below) pursuant to the Services Business Plan.
4 Relates to cash incentive payments made to non-executive employees of the Services Business upon closing of the sale transaction, pursuant to the Services Business Plan. This amount will be recognized during the quarterly period ended September 30, 2015.

5 Represents maximum cash retention compensation payments that may be paid to non-executive employees of the Services Business, pursuant to the Services Business Plan. This amount will be recognized during the quarterly period ended September 30, 2015.

For additional information pertaining to the sale of the Services Business and our adoption of the Services Business Plan, see Notes 19 and 20 of the accompanying audited financial statements in Item 8 of this Exhibit 99.1 to Form 8-K as well as other related disclosures made within our Form 8-K filed with the SEC on July 23, 2015. For information regarding the Commitment to Services Agreement (the “Services Agreement”) that we also entered into with Accuratus, see the section directly below entitled “Commitment to Services Agreement”.
As a condition to the execution of the Agreement, Accuratus assumed our post-closing obligation under our prior facility lease in Durham, North Carolina.
In connection with the adoption of the Services Business Plan described in Note 20 to our accompanying audited financial statements, we terminated certain employees in June 2015 (the "June 2015 Terminated Employees") who became eligible for severance benefits totaling approximately $1.0 million. We incurred these severance benefit obligations in the quarterly period ended June 30, 2015, and, therefore, we recognized the expense in the quarter ended June 30, 2015, in discontinued operations. The Services Business Plan also provided for certain amendments to the terms of the outstanding stock option awards held by the June 2015 Terminated Employees, which are described in Note 20 of the accompanying audited annual financial statements in Item 8 of this Exhibit 99.1 to Form 8-K.
Also in connection with the Services Business Plan, we paid cash totaling approximately $0.2 million to certain non-executive employees of the Services Business as an incentive payment upon the closing of the sale of the Services Business in July 2015. In addition, cash retention compensation payments of up to approximately $0.8 million will be paid by us if all Service Business employees remain eligible pursuant to the terms of the Services Business Plan. We incurred these obligations on the date of the sale of the Services Business in July 2015; therefore, the compensation expense associated with these will be recognized during the quarterly period ended September 30, 2015.
We expect the sale of our Services Business will have a minimal impact on our reported loss from continuing operations in 2015 and will not have a significant effect on our cash forecast.
Commitment to Services Agreement
On July 17, 2015, we entered into the Services Agreement with Accuratus, described in Note 20 of the accompanying audited financial statements in Item 8 of this Exhibit 99.1 to Form 8-K, pursuant to which Accuratus will provide us with certain contract research and development services for 18 months (the "Initial Term") following the closing of the sale of the Services Business for a minimum purchase obligation of at least $3.3 million due from us over the Initial Term of the Services Agreement. The purpose of the Services Agreement is to replace necessary development services that were previously provided internally by our employees prior to the sale of the Services Business. The employees performing these services prior to the sale of the Services Business became employees of Accuratus in connection with the sale transaction.
Relocation of Headquarters and Operations, New Facilities Lease, Compensatory Arrangements with Employees
In connection with the sale of the Services Business, we relocated our corporate headquarters and operating activities to Jersey City, New Jersey. On July 13, 2015, we entered into a sublease (the "Sublease") that became effective July 22, 2015, to sublet certain premises consisting of 10,141 square feet of space (the Subleased Premises) located at 101 Hudson Street, Suite 3610, Jersey City, New Jersey from Optimer Pharmaceutical, Inc. The term of the Sublease commenced on August 1, 2015 (the Commencement Date), and is scheduled to expire on July 30, 2018. No base rent was due under the Sublease until one month after the Commencement Date. Under the Sublease, we are obligated to pay monthly base rent of approximately $25,000 per month, which amount increases by 3% annually on each anniversary of the Commencement Date. In addition, we were required to fund a security deposit with the sublandlord in the amount of $74,000.
In connection with our relocation, we designed a compensatory plan to promote the retention of services of non-executive employees supporting our continuing operations (the "Retention Plan"). The Retention Plan terms provide for certain cash compensation payments and severance payments, as well as modifications to the terms of currently outstanding stock options held by such non-executive employees. The Retention Plan provides that non-executive employees are eligible to receive cash bonuses, severance payments and related benefit premiums that could total a maximum of approximately $1.2 million, provided that all employees remain employed through December 31, 2015, and are not terminated for cause. The Retention Plan also provides that if we and an employee agree upon a services termination date earlier than December 31, 2015 (the "Release Date"), the employee will remain eligible for all terms of the Retention Plan. We will accrue this obligation over the remaining future service period required by the employees through the earlier of the Release Date or December 31, 2015. As of June 30, 2015, we recognized expense of $0.2 million. The Retention Plan also includes certain amendments to the terms of the eligible employees' outstanding stock option awards, which are described in Note 20 of the accompanying audited annual financial statements in Item 8 of this Exhibit 99.1 to Form 8-K.
Departure of Chief Financial Officer
Charles F. Osborne, Jr., our former chief financial officer, resigned effective June 30, 2015. Our compensation committee of the board of directors approved, and we and Mr. Osborne subsequently entered into an agreement (the "Release and Settlement Agreement") providing, a compensatory arrangement for Mr. Osborne that provided for certain payments and benefits, including (i) a cash payment of approximately $0.1 million upon his resignation on June 30, 2015; (ii) cash severance payments totaling approximately $0.2 million, which is equal to seven months of Mr. Osborne’s current base salary, paid over seven months commencing with the first payroll period following the resignation date; (iii) a payment representing a contribution Mr. Osborne can use towards continuing COBRA premiums for medical, dental, and vision group health coverage for a period up to seven months after the resignation date; and (iv) certain amendments to the terms of Mr. Osborne's outstanding stock option awards which are described in Note 20 of the accompanying audited annual financial statements in Item 8 of this Exhibit 99.1 to Form 8-K. As part of this Release and Settlement Agreement, Mr. Osborne granted us a full and final release of any claims against SCYNEXIS that may have existed or arisen prior to entering into the Release and Settlement Agreement.
Compensatory Arrangement with Executive Officer
On July 21, 2015, Yves J. Ribeill, Ph.D., President and a member of our board of directors, resigned as President. Dr. Ribeill will continue to serve on the board of directors. We and Dr. Ribeill entered into an agreement, effective July 21, 2015, for certain payments and benefits (the “Separation Agreement”), pursuant to which Dr. Ribeill will receive: (i) a cash payment of approximately $0.1 million upon the effective date of his resignation; (ii) cash severance payments totaling approximately $0.9 million, paid over 12 months commencing with the first payroll period following the resignation date; (iii) a payment representing a contribution Dr. Ribeill can use towards continuing COBRA premiums for medical, dental, and vision group health coverage after the resignation date, and (iv) the vesting and exercisability of all outstanding options held by Dr. Ribeill will be accelerated in full on the effective date of resignation, with the exception of options granted pursuant to the 1999 Plan, and the post-employment option exercise period will be extended from 90-days to 48 months. As of July 23, 2015, Dr. Ribeill held 84,613 vested options and 183,268 unvested options to purchase shares of our common stock at a weighted average exercise price of $9.61 and $9.41 per share, respectively. As part of this Separation Agreement, Dr. Ribeill granted us a full and final release of any claims against SCYNEXIS that may have existed or arisen prior to the execution of the Separation Agreement.
Equity Compensation Plan Activity

Our board of directors took certain actions that affected the number of outstanding stock options and options available for grant under the 2014 Equity Incentive Plan, or the 2014 Plan, as follows:

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We returned 57,452 shares to the total number of shares of common stock available for future issuance under the 2014 Plan in connection with the resignation of our former Chief Medical Officer, Dr. Carole Sable, in February 2015. The returned shares represented Dr. Sable's unvested shares as of the effective date of her resignation.

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On April 1, 2015, we granted options to purchase 425,967 shares of common stock to officers and other key employees, including an award to Dr. Marco Taglietti, our new Chief Executive Officer, to purchase 330,000 shares of our common stock. All options granted on April 1, 2015, have a ten-year term. For Dr. Taglietti's grant, one-fourth of the shares subject to the option vest on the one-year anniversary of the date of grant with the remainder vesting in equal monthly installments for thirty-six months thereafter, provided Dr. Taglietti continues to provide service to us. For all other April 1, 2015, officer and key employee grants, the shares subject to the options vest in equal monthly installments for forty-eight months as measured from the date of grant.

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On June 4, 2015, our stockholders approved an amendment of the 2014 Plan to increase the aggregate number of shares of common stock that may be issued pursuant to awards under the 2014 Plan by an additional 510,726 shares. All other material terms of the 2014 Plan otherwise remain unchanged.

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On June 4, 2015, we granted options to purchase 125,000 shares of common stock to Dr. David Angulo, our new Chief Medical Officer, under our 2015 Inducement Plan. The options have a ten-year term, with one-fourth of the shares subject to the option vesting on the one-year anniversary of the date of grant and the remainder vesting in equal monthly installments for thirty-six months thereafter, provided Dr. Angulo continues to provide service to us.

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On October 1, 2015,we granted options to purchase 60,000 shares of common stock to a newly hired vice president under the 2015 Inducement Plan. The options have a ten-year term, with one-fourth of the shares subject to the option vesting on the one-year anniversary of the date of grant and the remainder vesting in equal monthly installments for thirty-six months thereafter, provided the vice president continues to provide service to us.

2015 Inducement Plan
On March 26, 2015, our board of directors adopted the 2015 Inducement Plan, or the 2015 Plan. The 2015 Plan provides for the grant of nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other forms of equity compensation (collectively, stock awards), all of which may be granted to persons not previously our employees or directors, or following a bona fide period of non-employment, as an inducement material to the individuals’ entering into employment with us within the meaning of NASDAQ Listing Rule 5635(c)(4). The 2015 Plan has a share reserve covering 450,000 shares of common stock. During the six months ended June 30, 2015, we granted options to purchase 125,000 shares of our common stock under to the 2015 Plan. We also granted an option to purchase 60,000 shares of our common stock under to the 2015 Plan on October 1, 2015. As of October 1, 2015, there were 265,000 shares of common stock available for future issuance under the 2015 Plan.
Cyclophilin Inhibitor Platform
In October 2014, we entered into a license agreement with Waterstone, granting exclusive, worldwide rights to develop and commercialize SCY-635 for the treatment of viral diseases in humans. In addition, under the same agreement, we granted Waterstone an option for an exclusive, worldwide license to develop and commercialize two of our additional cyclophilin inhibitor compounds, SCY-575 and SCY-116, for the treatment of viral diseases in humans. The key terms of our license agreement with Waterstone are described within Note 18 of our audited financial statements for the year ended December 31, 2014, included in Item 8 of this Exhibit 99.1 to Form 8-K. In November 2014, we received a $1.0 million non-refundable upfront payment from Waterstone for the license of SCY-635. We recognized revenue of $1.0 million from this non-refundable upfront payment in the year ended December 31, 2014, because all deliverables were satisfied and we have no continuing performance obligations under the agreement. The successful monetization of SCY-635 through the license agreement with Waterstone helps us to focus our efforts and resources on the development of SCY-078.
Components of Operating Results
Revenue
Historically, we derived substantially all of our revenue from the provision of our contract research and development services, which were provided by our Services Business that we divested through a sale transaction in July 2015 (see “Recent

Developments” above). The revenue generated from our Services Business has been presented in discontinued operations in the accompanying statements of operations and will result in a significant decrease in our reported revenue. In addition to our contract research and development services revenue, we have received upfront and milestone payments in connection with our collaboration and licensing agreements that are associated with our continuing operations. Further, we expect that any revenue we generate will fluctuate from quarter to quarter as a result of the variability in the achievement of collaboration milestones, and the consummation of new licensing arrangements. We do not expect to generate revenue from product sales for at least the next several years. If we or our collaborators fail to complete the development of product candidates in a timely manner or obtain their regulatory approval, our ability to generate future revenue, and our results of operations and financial position, would be materially adversely affected.
Our revenue recognition policy is described within the "Critical Accounting Policies and Significant Judgments and Estimates" section below, as well as in Note 2 to our audited financial statements for the year ended December 31, 2014, included in Item 8 of this Exhibit 99.1 to Form 8-K.
Research and Development Expense
Research and development expense consists of expenses incurred while performing research and development activities to discover, develop, or improve potential product candidates we seek to develop. This includes conducting preclinical studies and clinical trials, manufacturing and other development efforts, and activities related to regulatory filings for product candidates. We recognize research and development expenses as they are incurred. Our research and development expense primarily consists of:

•	costs related to executing preclinical and clinical trials, including related drug formulation, manufacturing and other development;

•	salaries and personnel-related costs, including benefits and any stock-based compensation for personnel in research and development functions;

•	fees paid to clinical research organizations ("CROs"), vendors, consultants and other third parties who support our product candidate development and intellectual property protection;

•	other costs in seeking regulatory approval of our products; and

•	allocated overhead.
The table below summarizes the total costs incurred for each of our key research and development projects during the periods presented:

	For the Years Ended December 31,
	2014	2013
	(dollars in thousands)
SCY-078	$7,050	$1,404
Cyclophilin Inhibitor Platform	1,237	2,953
Other	—	6
Total Research and Development	$8,287	$4,363
Our SCY-078 and cyclophilin inhibitor platform projects were the only key research and development projects during the periods presented. We plan to increase our research and development expense for the foreseeable future as we continue our effort to develop SCY-078 and potentially to develop our other product candidates, subject to the availability of additional funding. We do not expect to incur any substantial research and development expenses related to our cyclophilin inhibitor platform in the near future.
The successful development of product candidates is highly uncertain. At this time, we cannot reasonably estimate the nature, timing or costs required to complete the remaining development of any product candidates. This is due to the numerous risks and uncertainties associated with the development of product candidates.
Selling, General and Administrative Expense
Selling, general and administrative expense consists primarily of salaries and personnel-related costs, including employee benefits and any stock-based compensation. This includes personnel in executive, finance, sales, human resources and administrative support functions. Other expenses include facility-related costs not otherwise allocated to research and development expense, professional fees for accounting, auditing, tax and legal services, consulting costs for general and administrative purposes, information systems maintenance and marketing efforts.
Other (Income) Expense
Substantially all of our other (income) expense during the periods reported consists of costs associated with:

•	a related party guarantee of our outstanding credit facility;

•	interest on related party convertible debt;

•	interest expense related to a beneficial conversion feature associated with the conversion of related party convertible debt in December 2013;

•	fair value adjustments to our derivative liability for warrants issued in conjunction with the related party convertible debt; and

•	a loss on the extinguishment of debt.
Interest paid on our outstanding bank debt composed substantially all of the remaining other (income) expense.
In April 2010, we entered into a $15.0 million credit facility agreement with HSBC Bank USA, National Association, or HSBC, which we refer to as the 2010 Credit Agreement. This 2010 Credit Agreement was guaranteed by a related party. We concluded that the guarantee represented a deemed contribution and recognized the value of the guarantee as deferred financing costs. The value of the guarantee was determined based on the difference between the 2010 Credit Agreement’s stated interest rate and the interest rate that would apply if there had been no guarantee from the related party. The value was determined to be $6.3 million at the time the 2010 Credit Agreement was established and was amortized over the life of the 2010 Credit Agreement. On March 8, 2013, the 2010 Credit Agreement and related party guarantee were extended through 2014, under an amendment referred to as the 2013 Credit Agreement. At the time of the extension, we concluded that the value of the new guarantee was $3.9 million. This amount was recorded as deferred financing costs and was being amortized through the year 2014.
Upon completion of our IPO on May 7, 2014, the entire outstanding balance of the 2013 Credit Agreement, amounting to $15.0 million plus accrued interest, was paid in full using the proceeds from the IPO. We recorded a loss on the extinguishment of debt of $1.4 million in the three month period ended June 30, 2014, as the remaining deferred financing costs associated with the 2013 Credit Agreement were written off. We had no outstanding debt as of December 31, 2014.
From December 2011 through June 2013, we issued convertible promissory notes totaling $12.3 million to related parties. These notes accrued interest at a rate of 8% per year. The purchasers of the convertible notes also received warrants to purchase common stock. The promissory notes, and accrued interest, were converted into preferred stock in December 2013. In connection with the conversion, the original conversion price on the promissory notes was reduced from $4.3125 to $1.40, and as a result, we recorded additional interest expense of $10.8 million in December 2013 as a result of the beneficial conversion for the antidilution adjustment on the Series D-1 convertible preferred stock and the Series D-2 convertible preferred stock. The warrant fair values were accounted for as a debt discount and amortized over the stated term of the convertibles notes. We concluded that the warrants qualified as a derivative liability and the fair value of the warrants should be adjusted at each reporting period. The amortization of the debt discount was recorded in amortization of deferred financing costs and debt discount and the change in the derivative liability was recorded in derivative fair value adjustment.
The warrants to purchase common stock accounted for as derivatives were exercised in connection with the IPO. The combined fair values of the common stock warrant derivative liabilities was $2.7 million as of May 2, 2014, and this amount was reclassified to additional paid-in capital.
The accounting for these transactions are described in Notes 7, 9 and 10 to our audited financial statements included in Item 8 of this Exhibit 99.1 to Form 8-K.
Income Tax (Expense) Benefit
Income tax (expense) benefit consists of U.S. federal and state income taxes. To date, we have not been required to pay U.S. federal income taxes because of our current and accumulated net operating losses. However, in accordance with U.S. GAAP, for periods in which we reported pre-tax income from discontinued operations for financial reporting purposes and pre-tax loss from continuing operations, we presented income from discontinued operations net of income tax expense attributable to our discontinued operations using the effective tax rate of the Services Business. We also recognized a corresponding income tax benefit on our loss from continuing operations for the same affected period.

Discontinued Operations
Discontinued operations comprises revenues, costs, gains and losses directly attributable to our Services Business, which we divested through a sale transaction that closed in July 2015.

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Revenue included in discontinued operations comprises revenue from the provision of our contract research and development services, which were provided by our Services Business. Our revenue recognition policy is described within Note 2 to our audited financial statements for the year ended December 31, 2014, included in Item 8 of this Exhibit 99.1 to Form 8-K.

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Cost of revenue included in discontinued operations primarily consists of salaries and personnel-related costs, including employee benefits and any stock-based compensation, incurred to generate our contract research and development services revenues. Additional expenses include facilities and equipment costs directly associated with generating revenue, allocated overhead, materials, contracted consultants and other direct costs. We allocate expenses associated with our facilities, information technology costs, and depreciation and amortization, between cost of revenue and operating expenses. Allocations are based on employee headcount or facility square footage utilization, and are determined by the nature of work performed.

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Gain on insurance recovery included in discontinued operations in 2014 relates to a reimbursement received from our insurance carrier during the year ended December 31, 2014, for the replacement cost of a fixed asset that was damaged by severe weather. The asset’s net book value was reduced upon occurrence of the damage. The proceeds received from the insurance recovery exceeded the net book value of the asset in the amount of $0.2 million, which we recognized as a gain during the year ended December 31, 2014. This asset was directly associated with our Services Business and, as a result, the gain was included in discontinued operations.

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Gain on sale of assets included in discontinued operations in 2013 relates to a May 2012 sale of rights to internally developed research software to a third-party for $4.5 million. The internally developed software was directly related to our Services Business and its operating activities. We received an initial payment of $3.5 million in May 2012, and two subsequent payments of $0.5 million each in February and May of 2013, which completed the sale transaction. We recorded these payments as a gain on sale of asset within discontinued operations in the period payment was received, net of transaction expenses.

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Income tax expense included in discontinued operations consists of U.S. federal and state income taxes. To date, we have not been required to pay U.S. federal income taxes because of our current and accumulated net operating losses. However, in accordance with U.S. GAAP, for periods in which we reported pre-tax income from discontinued operations for financial reporting purposes and pre-tax loss from continuing operations, we presented income from discontinued operations net of income tax expense attributable to our discontinued operations using the effective tax rate of the Services Business. We also recognized a corresponding income tax benefit on our loss from continuing operations for the same affected period.

Results of Operations for the Years Ended December 31, 2014 and 2013
The following table summarizes our results of operations for the years ended December 31, 2014 and 2013, together with the changes in those items in dollars and percentage (dollars in thousands):

	Years Ended
	December 31, 2014		December 31, 2013		Period-to-Period Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percentage
Total revenue	$1,256	100.0%	$95	100.0%	$1,161	1,222.1%
Operating expenses:
Research and development	8,287	659.8%	4,363	4,592.6%	3,924	89.9%
Selling, general and administrative	7,616	606.4%	4,381	4,611.6%	3,235	73.8%
Total operating expenses	15,903	1,266.2%	8,744	9,204.2%	7,159	81.9%
Loss from operations	(14,647)	(1,166.2)%	(8,649)	(9,104.2)%	(5,998)	69.3%
Other (income) expense:
Amortization of deferred financing costs and debt discount	755	60.1%	3,485	3,668.4%	(2,730)	(78.3)%
Loss on extinguishment of debt	1,389	110.6%	—	—	1,389	*
Interest expense on beneficial conversion feature	—	—	10,802	11,370.5%	(10,802)	(100.0)%
Interest expense — related party	—	—	892	938.9%	(892)	(100.0)%
Interest expense	48	—	192	202.1%	(144)	(75.0)%
Derivative fair value adjustment	(10,080)	(802.5)%	7,886	—	(17,966)	(227.8)%
Other expense	10	0.8%	—	—	10	*
Total other (income) expense	(7,878)	(627.2)%	23,257	24,481.1%	(31,135)	(133.9)%
Loss from continuing operations before income tax	(6,769)	(538.9)%	(31,906)	(33,585.3)%	25,137	(78.8)%
Income tax benefit	1,166	92.8%	575	605.3%	591	102.8%
Loss from continuing operations	(5,603)	(446.1)%	(31,331)	(32,980.0)%	25,728	(82.1)%
Income from discontinued operations, net of tax expense	1,369	109.0%	870	915.8%	499	57.4%
Net Loss	$(4,234)	(337.1)%	$(30,461)	(32,064.2)%	$26,227	(86.1)%
*    Not applicable or meaningful
Revenue. For the year ended December 31, 2014, revenue increased to $1.3 million compared to $0.1 million of revenue for the year ended December 31, 2013. The increase of $1.2 million, or 1,222.1%, was the result of a $1.0 million upfront non-refundable payment received from Waterstone in the fourth quarter of 2014. We recognized the $1.0 million payment as revenue because we satisfied all deliverables associated with the payment prior to December 31, 2014, and have no remaining substantive performance obligations. The remaining $0.2 million increase in revenue is related to the continued amortization of a non-refundable upfront payment received in August 2013 under our collaboration arrangement with R-Pharm that is being recognized over the relationship period.
Research and Development. For the year ended December 31, 2014, research and development expenses increased to $8.3 million from $4.4 million for the year ended December 31, 2013. The increase of $3.9 million, or 89.9%, was primarily the result of a $1.7 million increase in employee compensation expense and a $2.2 million increase in third-party development services related to the SCY-078 Phase 2 clinical trial and the preclinical development of intravenous SCY-078. The increase in employee compensation was due to new research and development personnel hired in 2014 to manage and support the development of SCY-078, stock compensation expense associated with option grants to our research and development personnel, an accrual of estimated annual employee bonus compensation in 2014, an accrual of employee severance costs associated with workforce reduction activities in June 2014, and scientific services personnel devoting more time and effort to SCY-078 development in 2014, which results in the associated salaries and personnel-related costs for this effort being included in research and development expense in continuing operations in 2014, rather than costs of revenue in discontinued operations.
Selling, General & Administrative. For the year ended December 31, 2014, selling, general and administrative expenses increased to $7.6 million from $4.4 million for the year ended December 31, 2013. The increase of $3.2 million, or 73.8%, was a result of a $0.5 million payment to a related party advisor who assisted us in evaluating potential strategic financing alternatives to an IPO, a $0.2 million increase in other professional services expenses indirectly associated with our IPO, a $0.7 million increase in professional services expenses directly associated with our continuing operations as a regulated, publicly traded company, a $1.2 million increase in employee compensation, and a $0.6 million increase in other general and administrative expenses. The increase in employee compensation was primarily due to a $0.5 million increase in stock-based compensation expense associated with an option award modification and additional option grants, and a $0.5 million accrual of estimated annual employee bonus compensation in 2014. The remaining increase to employee compensation expense was associated with an increase in officer and employee salaries that became effective in June 2014, and an accrual of employee severance costs associated with workforce reduction activities in June 2014.
Amortization of Deferred Financing Costs and Debt Discount. For the year ended December 31, 2014, amortization of deferred financing costs decreased to $0.8 million compared to $3.5 million in the year ended December 31, 2013. The decrease of $2.7 million, or 78.3%, was primarily associated with the conversion of our convertible promissory notes in December 2013 and the repayment of our 2013 Credit Agreement in May 2014. During the year ended December 31, 2013, we amortized debt discounts associated with our convertible promissory notes issued from December 2011 through June 2013 and deferred financing costs associated with our 2013 Credit Agreement. All of our convertible promissory notes were converted into preferred stock in December 2013 and, therefore, no amortization of promissory notes debt discount was incurred in 2014. Upon completion of our IPO in May 2014, the entire outstanding balance of the 2013 Credit Agreement amounting to $15.0 million plus accrued interest was paid in full using the proceeds from the IPO. The remaining unamortized balance of the deferred financing costs on the debt settlement date of $1.4 million was recognized as a loss on the extinguishment of debt in the year ended December 31, 2014. This loss on extinguishment of debt is presented separately in the accompanying statements of operations.
Loss on Extinguishment of Debt. For the year ended December 31, 2014, loss on extinguishment of debt was $1.4 million compared to zero for the year ended December 31, 2013. As described in the preceding paragraph, upon completion of our IPO in May 2014, the entire outstanding balance of the 2013 Credit Agreement amounting to $15.0 million plus accrued interest was paid in full using the proceeds from the IPO. The remaining unamortized balance of the deferred financing costs on the debt settlement date of $1.4 million was immediately recognized as a loss on the extinguishment of debt in the year ended December 31, 2014.
Interest Expense on Beneficial Conversion Feature. For the year ended December 31, 2014, interest expense on beneficial conversion feature was zero compared to $10.8 million in the year ended December 31, 2013. The noncash expense recognized in the year ended December 31, 2013, is related to a beneficial conversion feature associated with the conversion of related-party convertible promissory notes into preferred stock in December 2013. As the promissory notes were converted in 2013, no such interest expense was incurred in the year ended December 31, 2014.
Interest Expense — Related Party. For the year ended December 31, 2014, interest expense - related party was zero compared to $0.9 million in the year ended December 31, 2013. There was no interest expense - related party recognized in the year ended December 31, 2014, because the outstanding principal and interest of all convertible promissory notes issued to related parties were converted into preferred stock in December 2013.
Derivative Fair Value Adjustment. For the year ended December 31, 2014, derivative fair value adjustment was a $10.1 million gain compared to a $7.9 million loss in the year ended December 31, 2013. The gain in 2014 was due to the decrease in the fair value of our common stock, from an estimate of $47.74 per share as of December 31, 2013, to the estimated fair value of $10.00 per share as of May 2, 2014. The loss in 2013 was due to the issuance of warrants to purchase our common stock during the year ended December 31, 2013.

Income Tax Benefit. For the year ended December 31, 2014, income tax benefit was $1.2 million compared to $0.6 million in the year ended December 31, 2013. The income tax benefit is directly correlated to the income tax expense on income from discontinued operations each period. As described below, income from discontinued operations increased from 2013 to 2014. As a result, income tax expense in discontinued operations and the corresponding income tax benefit on loss from continuing operations also increased.
Discontinued Operations. The following table presents revenue, (expenses), gains, and (losses) attributable to discontinued operations:

	Years Ended
	December 31, 2014		December 31, 2013		Period-to-Period Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percentage
Total revenue	$17,768	100.0%	$16,762	100.0%	$1,006	6.0%
Operating expenses:
Cost of revenue	15,446	86.9%	16,305	97.3%	(859)	(5.3)%
Selling, general and administrative	(48)	(0.3)%	—	—%	(48)	*
Gain on insurance recovery	(165)	—	—	—%	(165)	*
Gain on sale of asset	—	—	(988)	(5.9)%	988	(100.0)%
Total operating expenses	15,233	85.7%	15,317	91.4%	(84)	(0.5)%
Income from discontinued operations before income taxes	2,535	14.3%	1,445	8.6%	1,090	75.4%
Income tax expense	(1,166)	(6.6)%	(575)	(3.4)%	(591)	102.8%
Income from discontinued operations, net of income tax expense	1,369	7.7%	870	5.2%	499	57.4%

For the year ended December 31, 2014, we recognized income from discontinued operations of $1.4 million compared to income from discontinued operations of $0.9 million for the year ended December 31, 2013. The income from discontinued operations in the year ended December 31, 2014, resulted from revenue of $17.8 million, cost of revenue and selling, general, and administrative expenses of the Services Business of $15.4 million, a non-recurring gain on insurance recovery of $0.2 million, and income tax expense of $1.2 million. The income from discontinued operations for the year ended December 31, 2013, resulted from revenue of $16.8 million, cost of revenue of the Services Business of $16.3 million, a gain on sale of assets of $1.0 million, and income tax expense of $0.6 million.
The increase in revenue in discontinued operations between the two periods was primarily the result of a $1.9 million increase in animal health services and a $0.2 million increase in materials revenue. These increases were partially offset by a $1.4 million decrease in discovery and drug metabolism and pharmacokinetics (DMPK) services revenue. The animal health services revenue increase was primarily related to services performed for Elanco Animal Health, or Elanco, beginning in January 2014, under a licensing and research services agreement executed in December 2013.
The decrease in cost of revenue in discontinued operations between the two periods was primarily related to a decrease in cost of revenue that was the result of a $0.5 million decrease due to operating cost saving measures taken in 2014, a $0.3 million decrease in laboratory materials and third-party scientific contract labor services, and a $0.6 million decrease due to scientific personnel devoting more time to SCY-078 development in 2014, which results in the associated salaries and personnel-related costs for this effort being included in research and development expense in continuing operations in 2014, rather than in discontinued operations. These decreases were partially offset by a $0.6 million increase in employee compensation expense, which was primarily due to an accrual of estimated annual employee bonus compensation in 2014.
The increase in income tax expense between the two periods was primarily related to the increase in income from discontinued operations before income taxes, which was caused by changes in revenue and the various operating costs as described above. Additionally, the effective income tax rate increased from 40% for the year ended December 31, 2013 to 46% for the year ended December 31, 2014.

Liquidity and Capital Resources
Sources of Liquidity
Through December 31, 2014, we funded our operations through revenue from the provision of contract research and development services and from net proceeds of debt and equity issuances. Substantially all of our historical revenue has been generated from the provision of our contract research and development services, which were provided by our Services Business that we divested through a sale transaction that closed in July 2015 (see "Recent Developments" above).
As of December 31, 2014, we had cash and cash equivalents of approximately $32.2 million, compared to $1.4 million as of December 31, 2013. The increase in our cash and cash equivalents was primarily due to our recently completed IPO in May 2014.
We have incurred net losses since our inception, including the year ended December 31, 2014. As of December 31, 2014, our accumulated deficit was $117.5 million. We anticipate that we will continue to incur losses for at least the next several years. We expect that our research and development expenses will continue to increase and we will continue to incur selling, general and administrative expenses to support our public reporting company operations. As a result, we will need additional capital to fund our operations, which we may obtain through one or more of equity offerings, debt financings, or other third-party funding, strategic alliances and licensing or collaboration arrangements.
On April 28, 2015, we completed a follow-on public offering of our common stock. We sold an aggregate of 5,376,622 shares of common stock at a public offering price of $7.70 per share. Net proceeds were approximately $38.0 million, after deducting underwriting discounts and commissions and offering expenses totaling approximately $3.4 million.
As described in Note 7 to our financial statements for the year ended December 31, 2014, included in Item 8 of this Exhibit 99.1 to Form 8-K, our 2013 Credit Agreement comprised a $5.0 million term loan and a $10.0 million revolving credit facility, provided for interest-only payments through December 31, 2014, and required repayment of the loan on December 31, 2014. The 2013 Credit Agreement was guaranteed by a related party that had an investment in our company. The full amounts of both the $5.0 million term loan and the $10.0 million revolving credit facility were outstanding as of December 31, 2013. There was no outstanding balance under the 2013 Credit Agreement as of December 31, 2014, because all principal and accrued interest was repaid on May 7, 2014, using proceeds from our IPO. The weighted-average interest rate was 1.19% and 1.20% for the years ended December 31, 2014 and 2013.
In January 2014, we issued shares of our convertible Series D-2 Preferred Stock and warrants to purchase shares of our common stock to existing investors in our company and received net proceeds of $0.5 million.
On May 7, 2014, we completed our IPO of our common stock pursuant to a registration statement that was declared effective on May 2, 2014. We sold 6,200,000 shares of our common stock at a price of $10.00 per share. As a result of the IPO, we raised a total of $54.6 million in net proceeds after deducting underwriting discounts and commissions of $3.3 million and offering expenses of $4.1 million. A related party who guaranteed our 2013 Credit Agreement invested $15.0 million during the IPO. Costs directly associated with our IPO were capitalized and recorded as deferred offering costs prior to the completion of the IPO. These costs were recorded as a reduction of the proceeds received in arriving at the amount to be recorded in additional paid-in capital. Upon completion of the IPO, all outstanding shares of our preferred stock were converted into 1,691,884 shares of our common stock. In addition, we issued 275,687 shares of common stock in relation to the warrants to purchase our common stock that were exercised.
On May 7, 2014, $15.0 million of the proceeds received from the IPO was used to pay in full the outstanding principal and all accrued interest under the 2013 Credit Agreement. This payment fully settled our obligations, and released the related party guarantor from all obligations, under and in relation to the 2013 Credit Agreement.

Cash Flows
The following table sets forth the significant sources and uses of cash for the years ended December 31, 2014 and 2013:

	For the Years Ended December 31,
	2014	2013
	(unaudited; dollars in thousands)
Net cash used in operating activities	$(9,472)	$(4,307)
Net cash (used in) provided by investing activities	(488)	557
Net cash provided by financing activities	40,801	2,767
Net increase (decrease) in cash and cash equivalents	$30,841	$(983)
Operating Activities
Net cash used in operating activities of $9.5 million for the year ended December 31, 2014, was a result of our ongoing research and development activities, and primarily consisted of the $14.6 million loss from operations, which was offset in part by a favorable change in operating assets and liabilities of $0.6 million, income from discontinued operations, net of non-cash income tax expense, of $1.4 million, and adjustments for non-cash charges that included depreciation of $1.2 million and stock-based compensation expense of $1.2 million. Net cash used in operating activities of $4.3 million for the year ended December 31, 2013, primarily consisted of a $8.6 million loss from operations, offset in part by a favorable change in operating assets and liabilities of $3.5 million, income from discontinued operations, net of non-cash income tax expense, of $0.9 million, and an adjustment for a non-cash charge for depreciation of $1.3 million. The losses from operations in both the 2014 and 2013 periods exclude certain non-cash other income and expense items that have been described in the "Components of Operating Results" section above.
The $5.2 million increase in net cash used in operating activities for the year ended December 31, 2014, as compared to the year ended December 31, 2013, was primarily due to increases in costs associated with SCY-078 development efforts and public reporting company operations. We expect that the increases in these costs will continue as we continue to operate as a public reporting company and focus our efforts on the development of SCY-078.
Net cash used in operating activities of $9.5 million for the year ended December 31, 2014, includes $3.5 million of net cash provided by operating activities of our Services Business, as reported within discontinued operations.
Investing Activities
Net cash used in investing activities of $0.5 million for the year ended December 31, 2014, primarily consisted of purchases of property and equipment of $0.7 million, offset partially by the proceeds from an insurance recovery of $0.2 million.
Net cash provided by investing activities of $0.6 million for the year ended December 31, 2013, primarily consisted of proceeds of $1.0 million from the sale of proprietary software assets, offset partially by purchases of property and equipment of $0.4 million.
Our cash used for purchases of property and equipment in both periods was substantially all related to our Services Business operations, which we sold in June 2015. As a result, we expect a decrease in future cash purchases of property and equipment, other than non-recurring capital expenditures to support continuing operations and associated with our relocation to New Jersey.
Financing Activities
Net cash provided by financing activities of $40.8 million for the year ended December 31, 2014, consisted of $62.0 million of gross proceeds received from our IPO in May 2014 and $0.5 million in proceeds raised from the issuance of shares of our D-2 preferred stock in January 2014, offset partially by a $15.0 million payment to settle all outstanding borrowings under our 2013 Credit Agreement and $6.9 million of payments for deferred offering costs and underwriting discounts and commissions associated with our May 2014 IPO.
Net cash provided by financing activities of $2.8 million for the year ended December 31, 2013, primarily consisted of $0.9 million of proceeds from the issuance of our June 2013 Notes and $2.5 million of proceeds from the issuance of Series

D-2 convertible preferred stock in December 2013, offset partially by $0.5 million of payments for deferred offering costs and underwriting discounts and commissions associated with our May 2014 IPO.
Future Funding Requirements
To date, we have not generated any revenue from product sales. We do not know when, or if, we will generate any revenue from product sales. We do not expect to generate significant revenue from product sales unless and until we obtain regulatory approval of and commercialize SCY-078. In addition, we expect our expenses to increase in connection with our ongoing development activities, particularly as we continue the research, development and clinical trials of, and seek regulatory approval for, product candidates. Although we successfully raised net proceeds of approximately $38.0 million in a follow-on public offering in April 2015, we anticipate that we will need substantial additional funding in connection with our future continuing operations.
As described in the "Recent Developments" section above, we completed the sale of our Services Business pursuant to an Asset Purchase Agreement, effective July 17, 2015, with Accuratus for an aggregate purchase price of $3.9 million, subject to a pre-closing working capital adjustment of $0.8 million. In addition, a portion of the consideration payable at closing equal to $0.5 million was withheld and is subject to an escrow for a period of 12 months from the date of closing to satisfy our indemnification obligations in connection with breaches of any representation and warranties and other customary obligations under the terms of the Agreement. The resulting net proceeds received by us at closing in July 2015 totaled approximately $2.5 million.
Based upon our current operating plan, we believe that our existing cash and cash equivalents will enable us to fund our operating expenses and capital expenditure requirements into the first half of 2017. We are currently evaluating our operating plan and assessing the potential cash utilization impact of SCY-078 development strategy updates and the relocation of our headquarters and operations, both of which are described in the "Recent Developments" section above. We have based our estimates on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect. Because of the numerous risks and uncertainties associated with the development and commercialization of product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures necessary to complete the development of product candidates.
Our future capital requirements will depend on many factors, including:

•	the progress, costs, and the clinical development of SCY-078;

•	the outcome, costs and timing of seeking and obtaining FDA and any other regulatory approvals;

•	the ability of product candidates to progress through clinical development successfully;

•	our need to expand our research and development activities;

•	the costs associated with the divestiture of our Services Business, including the costs associated with the Services Business Plan described in the "Recent Developments" section above;

•
the costs associated with the relocation of our corporate headquarters and operating activities to Jersey City, New Jersey, including the costs associated with the Retention Plan described in the "Recent Developments" section above;

•	the costs associated with securing, establishing and maintaining commercialization and manufacturing capabilities;

•
our ability to maintain, expand and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with the licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;

•	our need and ability to hire additional management and scientific and medical personnel;

•	our need to implement additional internal systems and infrastructure, including financial and reporting systems associated with our relocation to New Jersey; and

•	the economic and other terms, timing and success of our existing licensing arrangements and any collaboration, licensing or other arrangements into which we may enter in the future.
Until such time, if ever, as we can generate substantial revenue from product sales, we expect to finance our cash needs through a combination of net proceeds from equity offerings, debt financings, or other third-party funding, marketing and distribution arrangements, or other collaborations, strategic alliances or licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities as we did in April 2015, the ownership interests of our common stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through sales of assets, other third-party funding, marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us.

Contractual Obligations, Commitments and Contingencies
Our commitments and contingencies, including payment obligations under license agreements that are contingent upon future events such as our achievement of specified development, regulatory and commercial milestones, have been disclosed in Notes 8 and 20 of our audited financial statements for the year ended December 31, 2014, included in Item 8 of this Exhibit 99.1 to Form 8-K.
In addition to those obligations, commitments and contingencies set forth in Notes 8 and 20, we have and will continue to enter into contracts in the normal course of business with various third parties who support our clinical trials, support our preclinical research studies, and provide other services related to our operating purposes. These contracts generally provide for termination or cancellation within 30 days of notice.

Off-Balance Sheet Arrangements
During the periods presented we did not have, nor do we currently have, any off-balance sheet arrangements as defined under SEC rules.

Critical Accounting Policies and Significant Judgments and Estimates
Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of our financial statements, as well as the reported revenues and expenses during the reported periods. We evaluate these estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
While our significant accounting policies are more fully described in Note 2 to our financial statements for the year ended December 31, 2014, included in Item 8 of this Exhibit 99.1 to Form 8-K, we believe that the following accounting policies are critical to the process of making significant judgments and estimates in the preparation of our financial statements and understanding and evaluating our reported financial results.
Revenue Recognition and Deferred Revenue
We have historically derived substantially all of our revenue from contract research and development services performed under fee for service arrangements, which have been provided by our Services Business that was sold in July 2015. We have also entered into collaboration and licensing agreements in which multiple elements exist, including the sale of licenses and the provision of services, in exchange for non-refundable upfront payments and consideration as services are performed. Under these arrangements, we are also entitled to receive development milestones and royalties in the form of a designated percentage of product sales. We classify non-refundable upfront payments, milestone payments and royalties received under collaboration and licensing agreements as revenues within our statements of operations because we view such activities as being central to our business operations.
We recognize revenue when there is persuasive evidence of an arrangement, delivery has occurred or we have provided the service, the fees are fixed and determinable and collectability is reasonably assured. We record amounts received prior to satisfying the above revenue recognition criteria as deferred revenue until all applicable revenue recognition criteria are met.

Non-refundable upfront fees are recorded as deferred revenue and recognized into revenue as license fees from collaborations on a straight-line basis over the estimated period of our substantive performance obligations. If we do not have substantive performance obligations, we recognize non-refundable upfront fees into revenue through the date the deliverable is satisfied. Analyzing the arrangement to identify deliverables requires the use of judgment, and each deliverable may be an obligation to deliver services, a right or license to use an asset, or another performance obligation.
We will recognize a milestone payment as revenue when earned if it is substantive and we have no ongoing performance obligations related to the milestone. A milestone payment is considered substantive if it: 1) is commensurate with either our performance to achieve the milestone or the enhanced value of the delivered item as a result of a specific outcome from our performance to achieve the milestone; 2) relates solely to past performance; and 3) is reasonable relative to all of the deliverables and payment terms, including other potential milestone consideration, within the arrangement.
We have received several non-refundable upfront payments under certain licensing and collaboration arrangements that contain substantive prospective performance obligations that we are providing to our licensees or collaboration partners over defined or estimated service or relationship periods. Because these arrangements contained substantive performance obligations, the non-refundable upfront payments are being recognized over the service periods of each respective arrangement. Revenue recognized under these non-refundable upfront payments are described further in Note 2 to our audited financial statements for the year ended December 31, 2014, included in Item 8 of this Exhibit 99.1 to Form 8-K.
In November 2014, we received a $1.0 million non-refundable upfront payment from Waterstone Pharmaceuticals (HK Limited) ("Waterstone") under our license agreement with Waterstone (described in Note 18 to our audited financial statements for the year ended December 31, 2014, included in Item 8 of this Exhibit 99.1 to Form 8-K). We analyzed the arrangement and concluded we have no remaining substantive obligations to perform under the arrangement after December 31, 2014. As a result, we recognized revenue of $1.0 million from this non-refundable upfront payment in the year ended December 31, 2014. The development milestone payment and the royalties potentially due to us under the arrangement will be recognized as revenue if and when we receive the payments.
Research & Development Accruals
We are required to estimate our expenses resulting from our obligations under contracts with CROs, clinical site agreements, vendors, and consultants in connection with conducting SCY-078 clinical trials and preclinical development. The financial terms of these contracts are subject to negotiations which vary from contract to contract, and may result in payment flows that do not match the periods over which materials or services are provided to us under such contracts. Our objective is to reflect the appropriate development and trial expenses in our financial statements by matching those expenses with the period in which the services and efforts are expended by our service providers.
For clinical trials, we account for these expenses according to the progress of the trial as measured by actual hours expended by CRO personnel, investigator performance or completion of specific tasks, patient progression, or timing of various aspects of the trial. For preclinical development services performed by outside service providers, we determine accrual estimates through financial models, taking into account development progress data received from outside service providers and discussions with our knowledgeable internal personnel and service provider personnel. During the course of a clinical trial or preclinical development project, we adjust our rate of trial or project expense recognition if actual results differ from our estimates. We make estimates of our accrued expenses as of each balance sheet date in our financial statements based on the facts and circumstances known to us at that time. Our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in our reporting changes in estimates in any particular period. We have not experienced any significant adjustments to our estimates to date.
Stock-Based Compensation
We record the fair value of stock options issued as of the grant date as compensation expense. We recognize compensation expense over the requisite service period, which is equal to the vesting period.

Stock-based compensation expense has been reported in our statements of operations as follows:

	Years Ended December 31,
	2014	2013
	(in thousands)
Research and development	$394	28
Selling, general and administrative	648	107
Discontinued operations	159	45
Total	$1,201	$180
On December 31, 2014, the aggregate intrinsic value of outstanding options to purchase shares of our common stock was $0.3 million, based upon the $9.98 closing sales price per share of our common stock as reported on the NASDAQ Global Market on that date.
Determination of the Fair Value of Stock-based Compensation Grants
We calculate the fair value of stock-based compensation arrangements using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires the use of subjective assumptions, including volatility of our common stock, the expected term of our stock options, the risk free interest rate for a period that approximates the expected term of our stock options, and the fair value of the underlying common stock on the date of grant. In applying these assumptions, we considered the following factors:

•
we do not have sufficient history to estimate the volatility of our common stock price. We estimate expected volatility based on reported data for selected reasonably similar publicly traded companies for which the historical information is available. For the purpose of identifying peer companies, we consider characteristics such as industry, length of trading history, similar vesting terms and in-the-money option status. We plan to continue to use the guideline peer group volatility information until the historical volatility of our common stock is relevant to measure expected volatility for future option grants;

•	the assumed dividend yield is based on our expectation of not paying dividends for the foreseeable future;

•
we determine the average expected life of stock options based on the simplified method in accordance with SEC Staff Accounting Bulletin Nos. 107 and 110, as our common stock has a limited trading history. We expect to use the simplified method until we have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term;

•	we determine the risk-free interest rate by reference to implied yields available from U.S. Treasury securities with a remaining term equal to the expected life assumed at the date of grant; and

•	we estimate forfeitures based on our historical analysis of actual stock option forfeitures.
As described in Note 11 to our audited financial statements for the year ending December 31, 2014, included in Item 8 of this Exhibit 99.1 to Form 8-K, we recognized additional compensation expense in connection with certain stock option award term modifications that were approved by our board of directors in June 2014 and by our shareholders in September 2014. The additional compensation expense was determined in accordance with FASB ASC Topic 718, Compensation--Stock Compensation, and we calculated the incremental fair value of the modified option awards using the Black-Scholes option-pricing model. We considered the same previously described factors when we identified the appropriate assumptions used in the Black-Scholes option-pricing model to determine incremental fair value of the modified option awards.

The assumptions used in the Black-Scholes option-pricing model for the years ended December 31, 2014 and 2013, are set forth below:

Employee Stock Options	Years Ended December 31,
	2014	2013
Weighted average risk-free interest rate	2.05%	2.41%
Weighted average expected term (in years)	6.04	6.49
Weighted average expected volatility	68.57%	65.49%
Expected dividend yield	—%	—%
Forfeiture rate	5.00%	5.00%

Non-Employee Stock Options	Years Ended December 31,
	2014	2013
Weighted average risk-free interest rate	1.75%	2.37%
Weighted average expected term (in years)	5.30	5.00
Weighted average expected volatility	64.10%	65.49%
Expected dividend yield	—%	—%
Forfeiture rate	5.00%	5.00%
Determination of the Fair Value of Common Stock on Grant Dates
Historically, we have granted stock options at exercise prices not less than the fair value of our common stock. Prior to our IPO in May 2014, we were a private company with no active public market for our common stock. Therefore, our board of directors estimated per share fair value of our common stock at each grant date using recently prepared valuations performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, also known as the Practice Aid. In conducting these valuations, our board of directors considered all objective and subjective factors that it believed to be relevant, including its and management’s best estimate of our business condition, prospects and operating performance at each grant date. In reaching these fair value determinations, our board of directors and management considered a range of objective and subjective factors and assumptions including, among others:

•	our results of operations, financial position, status of our research and development efforts, stage of development and business strategy;

•	external market conditions affecting the life sciences and biotechnology industry sectors;

•	the prices at which we sold shares of convertible preferred stock to third-party investors;

•	the superior rights and preferences of the convertible preferred stock relative to our common stock at the time of each grant;

•	our stage of development and business strategy and the material risks related to our business and industry;

•	the valuation of publicly traded companies in the life sciences and biotechnology sectors, as well as recently completed mergers and acquisitions of peer companies;

•	the lack of an active public market for our common stock and convertible preferred stock;

•	the likelihood of achieving a liquidity event in light of prevailing market conditions, such as an initial public offering or sale of our company; and

•	any recent contemporaneous valuations prepared in accordance with methodologies outlined in the Practice Aid.
Estimating the fair value of our common stock prior to our IPO in May 2014 was highly complex and subjective because our shares were not publicly traded. We used a probability-weighted expected return method, or PWERM, to estimate the fair value of common stock prior to our IPO. Significant inputs for the PWERM included an estimate of our equity value, a weighted average cost of capital, and an estimated probability and timing for each valuation scenario.

For all grants of stock options made following the completion of our IPO, we have determined, and will determine in the future, fair value based on the closing price of our common stock on the Nasdaq Global Market on the date of determination. As a result, the fair value of our common stock no longer requires a highly complex and subjective estimation process.
Fair Value Adjustments to Warrant Liability
We issued warrants to purchase our common stock in connection with the issuances of convertible notes and the issuance of Series D-2 convertible preferred stock. In connection with the consummation of the IPO in May 2014, substantially all outstanding common stock warrants were exercised at an exercise price of $0.20 per share and the holders received 275,687 shares of common stock.
We calculated the fair value of common stock warrants at their intrinsic value, which was the estimated fair value of the common stock less the exercise price for the warrant. We estimated fair value of our common stock using the methodology described in the previous section, titled "Determination of the Fair Value of our Common Stock on Grant Dates." As described in Note 7 to our audited financial statements for the year ending December 31, 2014, included in Item 8 of this Exhibit 99.1 to Form 8-K, at the date of issuance, the fair value of the warrants issued with convertible notes was recognized as a debt discount to the convertible notes, which was amortized to expense over the stated term of the related notes. As described in Note 9 to our audited financial statements included in Item 8 of this Exhibit 99.1 to Form 8-K, at the date of issuance, the fair value of the warrants issued with the Series D-2 convertible preferred stock was recognized as a discount to the Series D-2 convertible preferred stock, which was accreted to additional paid-in capital.
As described in Note 10 to our audited financial statements included in Item 8 of this Exhibit 99.1 to Form 8-K, the warrants issued in connection with both the convertible notes and the convertible preferred stock were also classified as a long-term derivative liability, which was adjusted at each reporting period to reflect its fair value calculated based on the estimated fair value of our common stock. The combined fair value of the common stock warrant derivative liabilities, including warrants issued with the sale of Series D-2 Preferred, was $2.7 million as of May 2, 2014, and this amount was settled to additional paid in capital on that date. The combined fair value of the common stock warrant derivative liabilities was $12.2 million as of December 31, 2013, which was recorded as a long-term derivative liability in the accompanying balance sheet. The fair value adjustment of the long-term derivative liability was recorded as other (income) expense in the amount of $(10.4) million and $8.0 million for years ended December 31, 2014 and 2013, respectively. As described in Note 9 to our audited financial statements for the year ending December 31, 2014, included in Item 8 of this Exhibit 99.1 to Form 8-K, the fair value of the warrants issued in connection with our Series D-2 Preferred offering in January 2014 was $0.4 million above the face amount of the Series D-2 Preferred. This excess was expensed in the year ended December 31, 2014, and, as a result, the net fair value adjustment presented in the accompanying statements of operations for the year ended December 31, 2014 was income of $10.1 million.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
SCYNEXIS, Inc.
Durham, North Carolina
We have audited the accompanying balance sheets of SCYNEXIS, Inc. (the “Company”) as of December 31, 2014 and 2013, and the related statements of operations, changes in convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the financial position of SCYNEXIS, Inc., as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.
/s/ Deloitte & Touche LLP
Raleigh, North Carolina
March 30, 2015 (October 30, 2015 as to paragraphs 9 through 36 of Note 20 and as to the effects of the discontinued operations on the financial statements as discussed in Note 19)

SCYNEXIS, INC.
BALANCE SHEETS
(in thousands, except share and per share data)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$32,243	$1,402
Prepaid expenses and other current assets	703	243
Assets of discontinued operations, net (Note 19)	6,701	6,798
Total current assets	39,647	8,443
Deferred financing costs	—	2,144
Other assets	25	25
Deferred offering costs	—	1,775
Total assets	$39,672	$12,387
Liabilities, convertible preferred stock, and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$426	$1,521
Accrued expenses	2,245	732
Deferred revenue, current portion	257	262
Current portion of long-term debt	—	15,000
Liabilities related to assets of discontinued operations (Note 19)	2,420	2,443
Total current liabilities	5,348	19,958
Deferred revenue, net of current portion	893	1,144
Derivative liability	—	12,237
Deferred rent	—	—
Total liabilities	6,241	33,339
Commitments and contingencies (Note 8)
Series A convertible preferred stock, $0.001 par value, authorized 0 and 31,410 shares as of December 31, 2014, and December 31, 2013; 0 and 31,407 shares issued and outstanding as of December 31, 2014, and December 31, 2013	—	250
Series B convertible preferred stock, $0.001 par value, authorized 0 and 711,987 shares as of December 31, 2014, and December 31, 2013; 0 and 467,814 shares issued and outstanding as of December 31, 2014, and December 31, 2013	—	4,215
Series C convertible preferred stock, $0.001 par value, authorized 0 and 2,967,678 shares as of December 31, 2014, and December 31, 2013; 0 and 2,770,633 shares issued and outstanding as of December 31, 2014, and December 31, 2013	—	28,121
Series C-2 convertible preferred stock, $0.001 par value, authorized 0 and 2,347,826 shares as of December 31, 2014, and December 31, 2013; 0 and 2,347,826 shares issued and outstanding as of December 31, 2014, and December 31, 2013	—	13,500
Series D-1 convertible preferred stock, $0.001 par value, authorized 0 and 10,000,000 shares as of December 31, 2014, and December 31, 2013; 0 and 6,054,255 shares issued and outstanding as of December 31, 2014, and December 31, 2013	—	16,952
Series D-2 convertible preferred stock, $0.001 par value, authorized 0 and 10,000,000 shares as of December 31, 2014, and December 31, 2013; 0 and 5,742,697 shares issued and outstanding as of December 31, 2014, and December 31, 2013	—	24,119
Stockholders’ equity (deficit):
Common stock, $0.001 par value, authorized 125,000,000 and 70,000,000 shares as of December 31, 2014, and December 31, 2013; 8,512,103 and 334,068 shares issued and outstanding as of December 31, 2014, and December 31, 2013	8	—
Additional paid-in capital	150,934	5,168
Accumulated deficit	(117,511)	(113,277)
Total stockholders’ equity (deficit)	33,431	(108,109)
Total liabilities, convertible preferred stock, and stockholders’ equity (deficit)	$39,672	$12,387
The accompanying notes are an integral part of the financial statements.

SCYNEXIS, INC.
STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Years Ended December 31,
	2014	2013
Total revenue	$1,256	$95
Operating expenses:
Research and development	8,287	4,363
Selling, general and administrative	7,616	4,381
Total operating expenses	15,903	8,744
Loss from operations	(14,647)	(8,649)
Other (income) expense:
Amortization of deferred financing costs and debt discount	755	3,485
Loss on extinguishment of debt	1,389	—
Interest expense on beneficial conversion feature	—	10,802
Interest expense — related party	—	892
Interest expense	48	192
Derivative fair value adjustment	(10,080)	7,886
Other expense	10	—
Total other (income) expense:	(7,878)	23,257
Loss from continuing operations before taxes	(6,769)	(31,906)
Income tax benefit	1,166	575
Loss from continuing operations	(5,603)	(31,331)
Income from discontinued operations, net of tax expense of $1,166 and $575 for the years ended December 31, 2014 and 2013, respectively	1,369	870
Net loss	$(4,234)	$(30,461)
Deemed dividend for beneficial conversion feature on Series D-2 preferred stock	(909)	(4,232)
Deemed dividend for antidilution adjustments to convertible preferred stock	(214)	(6,402)
Accretion of convertible preferred stock	(510)	(5,714)
Net loss attributable to common stockholders - basic	$(5,867)	$(46,809)
Derivative fair value adjustment	(10,080)	—
Net loss attributable to common stockholders - diluted	(15,947)	(46,809)
Net loss per share attributable to common stockholders - basic
Continuing operations	$(1.28)	$(142.06)
Discontinued operations	$0.24	$2.59
Net loss per share - basic	$(1.04)	$(139.47)
Net loss per share attributable to common stockholders - diluted
Continuing operations	$(2.92)	$(142.06)
Discontinued operations	$0.23	$2.59
Net loss per share - diluted	$(2.69)	$(139.47)
Weighted average common shares outstanding:
Basic	5,663,311	335,612
Diluted	5,937,087	335,612
The accompanying notes are an integral part of the financial statements.

SCYNEXIS, INC.
STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
(in thousands)

	Series A Convertible Preferred Stock	Series B Convertible Preferred Stock	Series C Convertible Preferred Stock	Series C-1 Convertible Preferred Stock	Series C-2 Convertible Preferred Stock	Series D-1 Convertible Preferred Stock	Series D-2 Convertible Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
Balance as of December 31, 2012	$250	$4,215	$28,121	$—	$13,500	—	—	$—	$17,401	$(82,816)	$(65,415)
Net loss	—	—	—	—	—	—	—	—	—	(30,461)	(30,461)
Exercise of stock options	—	—	—	—	—	—	—	—	5	—	5
Stock-based compensation expense	—	—	—	—	—	—	—	—	180	—	180
Deemed contribution on debt guarantee	—	—	—	—	—	—	—	—	3,930	—	3,930
Sale of preferred stock, net of issuance costs of $95 (Note 9)	—	—	—	—	—	—	2,405	—	—	—	—
Conversion of convertible notes into preferred stock (Note 7)	—	—	—	—	—	8,476	5,540	—	—	—	—
Reclassification of warrants issued with preferred stock to derivative liability (Note 9)	—	—	—	—	—	—	(2,500)	—	—	—	—
Beneficial conversion feature for antidilution adjustment (Note 9)	—	594	4,748	—	1,060	—	—	—	(6,402)	—	(6,402)
Beneficial conversion feature on sale of preferred stock (Note 9)	—	—	—	—	—	—	4,232	—	(4,232)	—	(4,232)
Beneficial conversion feature on conversion of convertible notes (Note 7)	—	—	—	—	—	6,998	3,804	—	—	—	—
Adjustment of preferred stock to liquidation value (Note 9)	—	(594)	(4,748)	—	(1,060)	1,478	10,638	—	(5,714)	—	(5,714)
Balance as of December 31, 2013	$250	$4,215	$28,121	$—	$13,500	$16,952	$24,119	$—	$5,168	$(113,277)	$(108,109)
Net loss	—	—	—	—	—	—	—	—	—	(4,234)	(4,234)
Exercise of stock options	—	—	—	—	—	—	—	—	9	—	9

Stock-based compensation expense	—	—	—	—	—	—	—	—	1,201	—	1,201
Sale of preferred stock(Note 9)	—	—	—	—	—	—	544	—	—	—	—
Reclassification of warrants issued with preferred stock to derivative liability (Note 9)	—	—	—	—	—	—	(544)	—	—	—	—
Beneficial conversion feature for sale of preferred stock (Note 9)	—	—	—	—	—	—	909	—	(909)	—	(909)
Beneficial conversion feature for antidilution adjustment (Note 9)	—	18	153	—	43	—	—	—	(214)	—	(214)
Adjustment of preferred stock to liquidation value	—	(18)	(153)	—	(43)	—	724	—	(510)	—	(510)
Issuance of common stock from the IPO, net of underwriting discounts and commissions and offering expenses (Note 1)	—	—	—	—	—	—	—	6	54,577	—	54,583
Conversion of preferred stock into shares of common stock (Note 9)	(250)	(4,215)	(28,121)	—	(13,500)	(16,952)	(25,752)	2	88,788	—	88,790
Warrant derivative liability reclassified to additional paid-in capital (Note 10)	—	—	—	—	—	—	—	—	2,701	—	2,701
Exercise of common stock warrants (Note 10)	—	—	—	—	—	—	—	—	55	—	55
Issuance of common stock - ESPP	—	—	—	—	—	—	—	—	68	—	68
Balance as of December 31, 2014	$—	$—	$—	$—	$—	$—	$—	$8	$150,934	$(117,511)	$33,431
The accompanying notes are an integral part of the financial statements.

SCYNEXIS, INC.
STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(4,234)	$(30,461)
Adjustments to reconcile net loss to net cash used in operating activities:
Beneficial conversion feature on convertible notes — related party	—	10,802
Gain on insurance recovery	(165)	—
Gain on sale of asset, net of transaction expenses	—	(988)
Loss on extinguishment of debt	1,389	—
Allowance for bad debts	—	(10)
Depreciation	1,238	1,329
Stock-based compensation expense	1,201	180
Amortization of deferred financing costs and debt discount	755	3,485
Change in fair value of derivative liability	(10,080)	7,886
Changes in deferred rent	(187)	(53)
Changes in operating assets and liabilities:
Accounts receivable and unbilled services	(439)	1,366
Prepaid expenses, other assets, and deferred costs	(490)	(102)
Accounts payable and accrued expenses	1,575	(82)
Interest payable — related party	—	892
Deferred revenue	(35)	1,449
Net cash used in operating activities	(9,472)	(4,307)
Cash flows from investing activities:
Proceeds from insurance recovery	216	—
Proceeds from sale of asset, net of transaction expenses	—	988
Purchases of property and equipment	(704)	(431)
Net cash (used in) provided by investing activities	(488)	557
Cash flows from financing activities:
Proceeds from initial public offering	62,000
Proceeds from issuance of convertible notes	—	899
Proceeds from sale of preferred stock	544	2,500
Preferred stock issuance costs	—	(95)
Repayment of debt	(15,000)
Payments of deferred offering costs and underwriting discounts and commissions	(6,875)	(542)
Proceeds from employee stock purchase plan issuance	68	—
Proceeds from exercise of stock warrants	55	—
Proceeds from exercise of stock options	9	5
Net cash provided by financing activities	40,801	2,767
Net increase (decrease) in cash and cash equivalents	30,841	(983)
Cash and cash equivalents, beginning of period	1,402	2,385
Cash and cash equivalents, end of period	$32,243	$1,402
Supplemental cash flow information:
Cash paid for interest	$49	$197
Noncash financing and investing activities:
Conversion of convertible notes into preferred stock	$—	$14,016
Beneficial conversion feature on sale of Series D-2 preferred stock	$909	$4,232
Beneficial conversion feature for antidilution adjustment	$214	$6,402
Adjustment of preferred stock to redemption value	$510	$5,714
Issuance of warrants allocated to debt discount	$906	$1,168
Deemed contribution of a loan guarantee	$—	$3,930
Issuance of warrants with preferred stock	$—	$2,500
Equipment purchase in accounts payable and accrued expenses	$34	$15
Impairment of fixed asset	$51	$—
Deferred offering costs included in accounts payable	$—	$1,233
Deferred offering costs reclassified to additional paid-in capital	$4,126	$—
Warrant derivative liability reclassified to additional paid-in capital	$2,701	$—
Conversion of convertible preferred stock to common stock	$88,790	$—
The accompanying notes are an integral part of the financial statements.

SCYNEXIS, INC.
NOTES TO THE FINANCIAL STATEMENTS
(dollars in thousands, except per share data)

1.	Description of Business and Basis of Preparation
Organization
SCYNEXIS, Inc. (“SCYNEXIS” or the “Company”) is a Delaware corporation formed on November 4, 1999. SCYNEXIS is a pharmaceutical company, headquartered in Jersey City, New Jersey committed to the discovery, development and commercialization of novel anti-infectives to address significant unmet therapeutic needs.
Historically, the Company also offered its services in drug discovery and development, primarily in the form of integrated research teams consisting of medicinal, computational, analytical, and process scientists working on a collaborative basis with its customers on research projects. These services were provided by the Company's contract research and development services business (the "Services Business") asset group. On July 21, 2015, the Company completed the sale of the Services Business asset group pursuant to an Asset Purchase Agreement (the "Agreement"), with an effective date of July 17, 2015, with Accuratus Lab Services, Inc. ("Accuratus"), a private-equity backed process chemistry, formulation, manufacturing and analytical development services provider. The material terms of the Services Business sale transaction are described in Note 20.
Discontinued Operations
As described above, the Company completed the sales of the Services Business on July 21, 2015. The accompanying audited financial statements reflect the retrospective adjustments for the periods presented to include the Services Business in Discontinued Operations.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include: the accounts receivable allowance; the valuation of the related-party deemed contribution; the fair value of the Company’s common stock used to measure stock-based compensation for options granted to employees and nonemployees and to determine the fair value of common stock warrants; the Services Business asset group's fair value less costs to sell, which was used to assess the Services Business asset group for impairment; the fair value of convertible preferred stock; the fair value of the Company’s derivative liability; the estimate of services and effort expended by third-party research and development service providers used to recognize research and development expense; and the estimated useful lives of property and equipment.
Reverse Stock-splits
On March 17, 2014, the Company amended its amended and restated certificate of incorporation to implement a 1-for-4 reverse stock split of its common stock. The reverse stock split did not cause an adjustment to the par value or the authorized shares of the common stock. As a result of the reverse stock split, the Company adjusted the share amounts under its employee incentive plans, outstanding options and common stock warrant agreements with third parties.
On April 25, 2014, the Company amended its amended and restated certificate of incorporation to implement an additional 1-for-5.1 reverse stock split of its common stock. The reverse stock split did not cause an adjustment to the par value or the authorized shares of the common stock. As a result of the reverse stock split, the Company further adjusted the share amounts under its employee incentive plans, outstanding options and common stock warrant agreements with third parties.
All disclosures of common shares and per common share data in the accompanying financial statements and related notes reflect these two reverse stock splits for all periods presented.
Initial Public Offering
On May 7, 2014, the Company completed an initial public offering (“IPO”) of its common stock. The Company sold an aggregate of 6,200,000 shares of common stock under the registration statement on Form S-1 declared effective by the SEC on May 2, 2014, at a public offering price of $10.00 per share. Net proceeds were $54,583, after deducting underwriting discounts and commissions of $3,290 and offering expenses of $4,127. Upon the completion of the IPO, all outstanding shares of the Company’s convertible preferred stock were automatically converted into 1,691,884 shares of common stock and certain outstanding warrants were exercised for an additional 275,687 shares of common stock. In connection with the consummation of the IPO, the Company repaid outstanding debt with a principal balance of $15,000, plus all accrued interest, to the holder of such debt, which was outstanding pursuant to a credit agreement referred to herein as the 2013 Credit Agreement. The significant increase in the shares outstanding beginning in May 2014 has impacted the comparability of the Company's net loss per share calculations between 2013 and 2014 periods.

2.	Summary of Significant Accounting Policies
Assets of Discontinued Operations
The Company considers assets to be of discontinued operations (i) when management or others having the authority to do so approve a plan to sell the assets, (ii) the assets are available for immediate sale in their present condition, (iii) the Company has initiated an active program to locate a buyer and other actions required to complete the plan to sell the assets, (iv) consummation of the transaction is probable, (v) the assets are being actively marketed for sale at a price that is reasonable in relation to their current fair value, and (vi) the transaction is expected to qualify for recognition as a completed sale, within one year. Following the classification of property and equipment as held for sale, the Company discontinues depreciating the assets and writes down the assets to the lower of carrying value or fair market value, if needed. As described in Note 20, on May 4, 2015, actions taken by the Company's board of directors caused the Company to meet the relevant criteria for reporting the Services Business as held for sale.
Concentration of Credit Risk
Financial instruments, which potentially expose the Company to concentrations of credit risk, consist principally of cash on deposit with a bank, which exceeds FDIC insured limits, and accounts receivable and unbilled services. Ongoing credit evaluations of customer’s financial condition are performed by the Company and collateral is not required.
Revenue recognized from a non-refundable upfront license fee payment received from Waterstone Pharmaceuticals (HK Limited), or Waterstone, a licensing partner (see Note 18), accounted for 80% and 0% of the Company's total revenue in continuing operations for the years ended December 31, 2014 and 2013, respectively. Revenue recognized from a non-refundable upfront payment from R-Pharm, CJSC (“R-Pharm”), a collaboration partner (see Note 18), accounted for 20% and 100% of the Company's total revenue in continuing operations for the years ended December 31, 2014 and 2013, respectively. No other parties contributed to the Company's total revenue in continuing operations in 2014 or 2013.
One Services Business customer represented 31% and another customer represented 15% of accounts receivable and unbilled services included in assets of discontinued operations, net at December 31, 2014. Two Services Business customers each represented 16% and one customer represented 14% of accounts receivable and unbilled services included in assets of discontinued operations, net at December 31, 2013. No other Services Business customer accounted for 10% or more of accounts receivable and unbilled services included in assets of discontinued operations, net.
One Services Business customer, which is a related-party (see Note 14), accounted for 41% and 43% of the Company’s total revenues in discontinued operations for the years ended December 31, 2014 and 2013, respectively. Another customer of the Services Business accounted for 17% of the Company's total revenues in discontinued operations for the year ended December 31, 2014. No other customer accounted for more than 10% of the Company’s total revenues in discontinued operations in 2014 or 2013.
Cash and Cash Equivalents
The Company considers any highly liquid investments with a remaining maturity of three months or less when purchased to be cash and cash equivalents.
Accounts Receivable and Unbilled Services
Accounts receivable and unbilled services consist of amounts billed and unbilled under the Company’s Services Business contracts with its Services Business customers. The Company extends credit to customers without requiring collateral. Accounts receivable are stated at net realizable value. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance based on its history of collections and write-offs and the current status of all receivables. The Company does not accrue interest on trade receivables.
Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation. Depreciation is determined on a straight-line basis over the estimated useful lives of the respective assets, which generally range from three to seven years. Leasehold improvements are amortized over the shorter of the useful life of the asset or the term of the related lease. Maintenance and repairs are charged against expense as incurred.

Deferred Financing Costs
Deferred financing costs were transaction costs associated with issuing debt as well as costs related to a deemed contribution for a guarantee from a related party. The Company recognized these costs in the balance sheet as noncurrent assets. Deferred financing costs were amortized over the life of the related debt.
Other Assets
Other assets consist primarily of the refundable long-term deposit on the leased building facility (included in assets of discontinued operations) and the refundable amount held by the Company’s employee dental plan insurance provider as required by its agreement.
Deferred Offering Costs
Deferred offering costs were expenses directly related to the IPO. These costs consisted of legal, accounting, printing, and filing fees that the Company capitalized, including fees incurred by the independent registered public accounting firm directly related to the offering. The deferred offering costs were offset against the IPO proceeds in May 2014 and were reclassified to additional paid-in capital upon completion of the IPO. As of December 31, 2014 and 2013, the amount capitalized as deferred offering costs was $0 and $1,775, respectively.
Impairment of Long-Lived Assets
Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. When such events occur, the Company compares the carrying amounts of the assets to their undiscounted expected future cash flows. If the undiscounted cash flows are insufficient to recover the carrying value, an impairment loss is recorded for the difference between the carrying value and fair value of the asset. To date, no such impairment has occurred.
Revenue Recognition and Deferred Revenue
The Company has historically derived the majority of its revenue from providing contract research and development services under fee for service arrangements, which were provided by the Services Business that was sold in July 2015 (see Notes 19 and 20). The Company also has entered into collaboration arrangements in exchange for non-refundable upfront payments and consideration as services are performed. These arrangements include multiple elements, such as the sale of licenses and the provision of services. Under these arrangements, the Company also is entitled to receive development milestone payments and royalties in the form of a designated percentage of product sales. The Company classifies non-refundable upfront payments, milestone payments and royalties received under collaboration and licensing agreements as revenues within its statements of operations because the Company views such activities as being central to its business operations.
Revenue is recognized when all of the following conditions are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) fees are fixed or determinable; and (iv) collection of fees is reasonably assured. The Company’s contract research and development services revenue is recognized in the period in which the services are performed.
When entering into an arrangement, the Company first determines whether the arrangement includes multiple deliverables and is subject to accounting guidance in ASC subtopic 605-25, Multiple-Element Arrangements. If the Company determines that an arrangement includes multiple elements, it determines whether the arrangement should be divided into separate units of accounting and how the arrangement consideration should be measured and allocated among the separate units of accounting. An element qualifies as a separate unit of accounting when the delivered element has standalone value to the customer. The Company’s arrangements do not include a general right of return relative to delivered elements. Any delivered elements that do not qualify as separate units of accounting are combined with other undelivered elements within the arrangement as a single unit of accounting. If the arrangement constitutes a single combined unit of accounting, the Company determines the revenue recognition method for the combined unit of accounting and recognizes the revenue over the period from inception through the date the last deliverable within the single unit of accounting is delivered.
Non-refundable upfront license fees are recorded as deferred revenue and recognized into revenue on a straight-line basis over the estimated period of the Company’s substantive performance obligations. If the Company does not have substantive performance obligations, the Company recognizes non-refundable upfront fees into revenue through the date the deliverable is satisfied. Analyzing the arrangement to identify deliverables requires the use of judgment and each deliverable may be an obligation to deliver services, a right or license to use an asset, or another performance obligation. In arrangements that include license rights and other non-contingent deliverables, such as participation in a steering committee, these deliverables do not have standalone value because the non-contingent deliverables are dependent on the license rights. That is, the non-contingent deliverables would not have value without the license rights, and only the Company can perform the related services. Upfront license rights and non-contingent deliverables, such as participation in a steering committee, do not have standalone value as they are not sold separately and they cannot be resold. In addition, when non-contingent deliverables are sold with upfront license rights, the license rights do not represent the culmination of a separate earnings process. As such, the Company accounts for the license and the non-contingent deliverables as a single combined unit of accounting. In such instances, the license revenue in the form of non-refundable upfront payments is deferred and recognized over the applicable relationship period, which historically has been the estimated period of the Company’s substantive performance obligations or the period the rights granted are in effect. The Company recognizes contingent event-based payments under license agreements when the payments are received. The Company has not received any royalty payments to date.
The Company will recognize a milestone payment as revenue when earned if it is substantive and the Company has no ongoing performance obligations related to the milestone. A milestone payment is considered substantive if it: 1) is commensurate with either the Company’s performance to achieve the milestone or the enhanced value of the delivered item as a result of a specific outcome from the Company’s performance to achieve the milestone; 2) relates solely to past performance; and 3) is reasonable relative to all of the deliverables and payment terms, including other potential milestone consideration, within the arrangement.
Amounts received prior to satisfying all revenue recognition criteria are recorded as deferred revenue in the accompanying balance sheets.
The Company’s deferred revenue includes non-refundable upfront payments received under certain licensing and collaboration arrangements that contain substantive prospective performance obligations that the Company is providing over respective defined service or estimated relationship periods. Such non-refundable upfront payments are recognized over these defined service or estimated relationship periods. The Company received a non-refundable upfront payment of $1,500 from R-Pharm in August 2013 which is being recognized over a period of 70 months. The Company recognized revenue in continuing operations from this upfront payment of $256 and $95 for the years ended December 31, 2014 and 2013, respectively. The Company received a non-refundable upfront payments of $313 and $500 in August 2012 and January 2014, respectively, under research services agreements supported by the Services Business, which were being recognized over periods of six months and 48 months, respectively. The Company recognized revenue in discontinued operations from these upfront payments of $122 and $62 for the years ended December 31, 2014 and 2013, respectively.
Collaboration Arrangements
The Company assesses its contractual arrangements, and presents costs incurred and payments received under contractual arrangements, in accordance with FASB ASC 808, Collaborative Arrangements (Topic 808), when the Company determines that the contractual arrangement incudes a joint operating activity, has active participation by both parties, and both parties are subject to significant risks and rewards under the arrangement. When reimbursement payments are due to the Company under a collaborative arrangement within the scope of Topic 808, the Company determines the appropriate classification for each specific reimbursement payment in the statements of operations by considering (i) the nature of the arrangement, (ii) the nature of the Company’s business operations, and (iii) the contractual terms of the arrangement.
The Company has concluded that the August 2013 development, license, and supply agreement with R-Pharm, combined with the supplemental arrangement in November 2014, is a collaborative arrangement pursuant to Topic 808 and the Company’s previously described accounting policy. This agreement and supplemental arrangement is further described in Note 18. The reimbursements due from R-Pharm for specified research and development costs incurred by the Company are classified as a reduction to research and development expense in the accompanying statements of operations. The reimbursements due to the Company are recorded as a reduction of expense when (i) the reimbursable expenses have been incurred by the Company, (ii) persuasive evidence of a cost reimbursement arrangement exists, (iii) reimbursable costs are fixed or determinable, and (iv) the collection of the reimbursement payment is reasonably assured. Unpaid reimbursement amounts due from R-Pharm at period end are presented as an other current asset in the accompanying balance sheets.
Research and Development
Major components of research and development costs include clinical trial activities and services, including related drug formulation, manufacturing, and other development, preclinical studies, cash compensation, stock-based compensation, fees paid to consultants and other entities that conduct certain research and development activities on the Company’s behalf, materials and supplies, legal services, and regulatory compliance.
The Company is required to estimate its expenses resulting from its obligations under contracts with clinical research organizations, clinical site agreements, vendors, and consultants in connection with conducting SCY-078 clinical trials and preclinical development. The financial terms of these contracts are subject to negotiations which vary from contract to contract, and may result in payment flows that do not match the periods over which materials or services are provided to the Company under such contracts. The Company’s objective is to reflect the appropriate development and trial expenses in its financial statements by matching those expenses with the period in which the services and efforts are expended. For clinical trials, the Company accounts for these expenses according to the progress of the trial as measured by actual hours expended by CRO personnel, investigator performance or completion of specific tasks, patient progression, or timing of various aspects of the trial. For preclinical development services performed by outside service providers, the Company determines accrual estimates through financial models, taking into account development progress data received from outside service providers and discussions with applicable Company and service provider personnel.
Reimbursements of certain research and development costs by parties under collaborative arrangements have been recorded as a reduction of research and development expense presented within the statement of operations. Such reimbursements were made under the collaboration arrangement with R-Pharm, which is further described in Note 18. Information about the Company’s research and development expenses and reimbursements due under collaboration arrangements for the years ended December 31, 2014 and 2013 is presented as follows:

	Years Ended December 31,
	2014	2013
Research and development expense, gross	$8,513	$4,363
Less: Reimbursement of research and development expense	226	—
Research and development expense, net of reimbursements	$8,287	$4,363
Patent Expenses
Costs related to filing and pursuing patent applications, as well as costs related to maintaining the Company's existing patent portfolio, are recorded as expense as incurred since recoverability of such expenditures is uncertain.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, based on the Company’s principal or, in absence of a principal, most advantageous market for the specific asset or liability.
The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs when determining fair value. The three tiers are defined as follows:

•	Level 1 — Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

•	Level 2 — Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and

•
Level 3 — Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions about the assumptions market participants would use in pricing the asset or liability based on the best information available in the circumstances.

Amortization of Deferred Financing Costs and Debt Discount
Amortization of deferred financing costs and debt discount includes the amortization of debt discount related to the warrants issued with the convertible notes (Note 7), the amortization of issuance costs related to the convertible notes, and amortization of the deferred financing costs related to a deemed contribution for a guarantee from a related party.
Comprehensive Loss
The Company has no items of comprehensive income or loss other than net loss.
Income Taxes
The Company provides for deferred income taxes under the asset and liability method, whereby deferred income taxes result from temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that the Company believes is more likely than not to be realized. The Company recognizes uncertain tax positions when the positions will be more likely than not sustained based solely upon the technical merits of the positions.
The Company applies intraperiod tax allocation guidance pursuant to FASB ASC 740, Income Taxes (Topic 740) to allocate income tax (expense) benefit between pre-tax income (loss) from continuing operations and discontinued operations. For periods in which the Company reports pre-tax income from discontinued operations for financial reporting purposes and pre-tax loss from continuing operations, the Company presents income from discontinued operations net of income tax expense attributable to its discontinued operations using the effective tax rate of the Services Business. The Company also recognizes a corresponding income tax benefit on its loss from continuing operations for the same affected period.
Stock-Based Compensation
The Company measures and recognizes compensation expense for all stock-based payment awards made to employees, officers, and directors based on the estimated fair values of the awards as of grant date. The value of the portion of the award that is ultimately expected to vest is recorded as expense over the requisite service periods.
The Company also accounts for equity instruments issued to non-employees using a fair value approach. The Company values equity instruments and stock options granted to employees using the Black-Scholes valuation model. The measurement of non-employee share-based compensation is subject to periodic adjustments as the underlying equity instruments vest and is recognized as an expense over the term of the related financing or the period over which services are received. The Company estimated the fair value of common stock warrants granted to lenders at their intrinsic value, which was the estimated fair value of the common stock less the exercise price for the warrant.
Deferred Rent
The Company recognizes rent expense on a straight-line basis over the non-cancelable term of its operating lease and records the difference between cash rent payments and the recognition of rent expense as a deferred rent liability. The Company also records landlord-funded lease incentives, such as reimbursable leasehold improvements, as a deferred rent liability, which is amortized as a reduction of rent expense over the non-cancelable term of its operating lease.
Basic and Diluted Net Loss per Share of Common Stock
The Company uses the two-class method to compute net loss per share because the Company has issued securities, other than common stock, that contractually entitle the holders to participate in dividends and earnings of the Company. The two-class method requires earnings for the period to be allocated between common stock and participating securities based upon their respective rights to receive distributed and undistributed earnings. Holders of each series of the Company’s convertible preferred stock were entitled to participate in dividends, when and if declared by the SCYNEXIS Board of Directors (the "board of directors" or the "board"), that were made to common stockholders, and as a result were considered participating securities.
Under the two-class method, for periods with net income, basic net income per common share is computed by dividing the net income attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Net income attributable to common stockholders is computed by subtracting from net income the portion of current year earnings that the participating securities would have been entitled to receive pursuant to their dividend rights had all of the year’s earnings been distributed. No such adjustment to earnings is made during periods with a net loss, as the holders of the participating securities have no obligation to fund losses. Diluted net loss per common share is computed under the two-class method by using the weighted average number of shares of common stock outstanding, plus, for periods with net income attributable to common stockholders, the potential dilutive effects of stock options and warrants. In addition, the Company analyzes the potential dilutive effect of the outstanding participating securities when calculating diluted earnings per share. Under the “treasury stock” method, it is assumed that the warrants and options were exercised at the beginning of the period and that the funds obtained from the exercise were used to reacquire the Company’s common stock at the average market price for the period and includes those securities when they are dilutive. Under the “if-converted” method, it is assumed that the outstanding participating securities convert into common stock at the beginning of the period. The Company reports the more dilutive of the approaches as its diluted net income or net loss per share during the period.
Segment and Geographic Information
Operating segments are defined as components of an enterprise (business activity from which it earns revenue and incurs expenses) about which discrete financial information is available and regularly reviewed by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker (“CODM”) is the Chief Executive Officer. The CODM reviews consolidated operating results to make decisions about allocating resources and assessing performance for the entire Company. The Company views its operations and manages its business as one operating segment. All assets of the Company were held in the United States for the years ended December 31, 2014 and 2013.

Although all operations are based in the United States, the Company generated a portion of its revenue, including revenue in discontinued operations, from customers outside of the United States. All of the Company's revenue from continuing operations was generated from non-refundable upfront payments received under certain licensing and collaboration arrangements with partners located in Russia and China. Information about the Company’s revenue, including revenue in continuing operations and discontinued operations, from different geographic regions for the years ended December 31, 2014 and 2013 is presented as follows:

	Years Ended December 31,
	2014		2013
United States	$16,422	86%	$15,126	90%
Europe	1,235	7%	1,626	10%
Other non-US	1,367	7%	105	—
Total	$19,024	100%	$16,857	100%
All sales, including sales outside of the United States, are denominated in United States dollars.
Effect of Recent Accounting Pronouncements
In April 2014, the FASB issued ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, or ASU 2014-08. Under ASU 2014-08, only disposals representing a strategic shift in operations that have a major effect on the Company’s operations and financial results should be presented as discontinued operations. Additionally, ASU 2014-08 requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income, and expenses of discontinued operations. The amendments in ASU 2014-08 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. However, ASU 2014-08 should not be applied to a component that is classified as held for sale before the effective date even if the component is disposed of after the effective date. Early adoption is permitted, but only for disposals (or classifications as held for sale) that have not been reported in financial statements previously issued. The Company adopted this guidance in the first quarter of 2015 and has applied it for presentation and disclosure of the Services Business as discontinued operations (see Note 20). The Company will also apply, as applicable, the guidance to future dispositions or classifications as held for sale.
In May 2014, the Financial Accounting Standards Board (FASB) issued ASU No. 2014-09, Revenue from Contracts with Customers: Topic 606, or ASU 2014-09. ASU 2014-09 establishes the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes the most current revenue recognition guidance. This guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2016, which is effective for the Company for the year ending December 31, 2017. The Company is currently evaluating the impact that the implementation of ASU 2014-09 will have on the Company’s financial statements.
In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, or ASU 2014-15. ASU 2014-15 will explicitly require management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosure in certain circumstances. The new standard will be effective for all entities in the first annual period ending after December 15, 2016. Earlier adoption is permitted. The Company is not early adopting ASU 2014-15. The Company is currently evaluating the impact that the implementation of ASU 2014-15 will have on the Company’s financial statements.

3.    Allowance for Bad Debts
A summary of activity in the allowance for bad debts for the years ended December 31, 2014 and 2013 is as follows:

	Balance at Beginning of Period	Additions Charged to Expense	Deductions	Balance at End of Period
Year ended December 31, 2013	$251	$—	$(88)	$163
Year ended December 31, 2014	$163	$—	$(163)	$—
All activity in the allowance for bad debts for the years ended December 31, 2014 and 2013 was directly related to the Services Business, and, as such, is included in discounted operations in the accompanying statements of operations and in assets of discontinued operations on the accompanying balance sheets.

4.    Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consist of the following:

	December 31,
	2014	2013
Prepaid SCY-078 development services	$109	$—
Prepaid insurance	295	97
Other prepaid expenses	70	141
Other receivable due from R-Pharm	226	—
Other current assets	3	5
Total	$703	$243

5.	Property and Equipment
Property and equipment consists of the following:

	December 31,
	2014	2013
Equipment	$8,552	$9,577
Furniture and fixtures	375	378
Leasehold improvements	13,193	13,115
Total property and equipment	22,120	23,070
Less accumulated depreciation	17,285	17,669
Property and equipment, net of accumulated depreciation	4,835	5,401
Property and equipment reclassified to assets of discontinued operations, net	4,835	5,401
Property and equipment, net of assets of discontinued operations	$—	$—

Depreciation expense was $1,238 and $1,329 for the years ended December 31, 2014 and 2013, respectively, including $1,132 and $1,215 presented in discontinued operations in the accompanying statements of operations for the years ended December 31, 2014 and 2013, respectively. As discussed in Notes 19 and 20, the Company met the relevant criteria for reporting the Service Business as held for sale on May 4, 2015, and as a result, the Company stopped recording depreciation expense on that date and assessed the property and equipment assets for impairment pursuant to FASB Topic 360, Property, Plant, and Equipment.
In the quarter ended June 30, 2014, the Company’s insurance carrier remitted proceeds for the replacement cost of a fixed asset that was damaged by severe weather. The asset’s net book value was reduced upon occurrence of the damage. The proceeds received from the insurance recovery exceeded the net book value of the asset by $165, which was recognized as a gain during the quarter ended June 30, 2014. The replacement asset was delivered, installed and placed in service during the quarter ended September 30, 2014. The fixed asset, and the resulting gain, was directly related to the Services Business and, therefore, is presented in discontinued operations in the accompanying statements of operations.

6.    Accrued Expenses
Accrued expenses consist of the following:

	December 31,
	2014	2013
Accrued research and development expenses	$293	$92
Accrued employee bonus compensation	1,464	—
Interest payable	—	23
Employee withholdings	156	61
Other accrued expenses	332	556
Total accrued expenses	$2,245	$732
Severance Costs
In June 2014, the Company reduced its workforce in an effort to reduce operating costs. Employee severance costs associated with this action were $379, which were expensed in the quarter ended June 30, 2014. The severance costs are being paid out through the Company's normal payroll disbursements on a monthly basis from July 2014 to January 2015. As of December 31, 2014, $362 had been paid out and the remaining costs of $17 are included in accrued expenses in the accompanying balance sheets.
The Company has entered into certain compensatory arrangements and commitments with employees and officers, including severance and retention obligations, the material terms of which are described in Note 20.

7.	Debt Obligations
Credit Facility Agreement
In April 2010, the Company entered into a $15,000 credit facility agreement with HSBC Bank (the “2010 Credit Agreement”). The agreement comprised a $5,000 term loan and a $10,000 revolving credit facility. Borrowings under the 2010 Credit Agreement carried interest at a rate of London InterBank Offered Rate plus 0.95% per annum. The 2010 Credit Agreement required interest-only payments through March 2013 and was guaranteed by a related party that has an investment in the Company. All outstanding borrowings under the agreement were originally due on March 11, 2013. The 2010 Credit Agreement contained no financial covenants.
At the inception of the 2010 Credit Agreement, a deemed contribution in relation to the guarantee of the 2010 Credit Agreement was recognized as deferred financing costs and amortized over the life of the loan. The value of the guarantee was determined based on the difference between the loan’s stated interest rate and the interest rate that would apply if there had been no guarantee from the related party. The Company determined the value of the 2010 Credit Agreement guarantee to be $6,338, which was amortized over the original life of the loan.
On March 8, 2013, the Company entered into an agreement to amend the 2010 Credit Agreement with HSBC Bank (the “2013 Credit Agreement”). The 2013 Credit Agreement required interest-only payments through December 2014 when all outstanding borrowings were due. Other significant terms of the 2010 Credit Agreement remained the same, which included the guarantee made by a related party that has an investment in the Company. The 2013 Credit Agreement represented a new loan, and the Company determined the value of the extended guarantee under the 2013 Credit Agreement to be $3,930, which was amortized over the term of the 2013 Credit Agreement. As of December 31, 2013, both the $5,000 term loan and the $10,000 revolving credit facility were outstanding under the 2013 Credit Agreement.
Pursuant to an addendum dated April 29, 2014, upon completion of the IPO on May 7, 2014, the entire outstanding balance of the 2013 Credit Agreement, amounting to $15,000 plus accrued interest, was paid in full using the proceeds from the IPO. The payment on May 7, 2014, released the related party guarantor from all obligations under and in relation to the 2013 Credit Agreement. The Company recorded a loss on the extinguishment of debt of $1,389 in the three month period ended June 30, 2014 as the remaining deferred financing costs associated with the 2013 Credit Agreement were written off. The Company had no outstanding debt as of December 31, 2014.
Amortization of deferred financing costs associated with the 2010 Credit Agreement and 2013 Credit Agreement was $755 and $2,317 for the years ended December 31, 2014 and 2013, respectively.
The weighted-average interest rate was 1.19% and 1.20% for the years ended December 31, 2014 and 2013, respectively. Interest expense was $48 and $192 for the years ended December 31, 2014 and 2013, respectively.
Note and Warrant Purchase Agreements
In December 2011, the Company executed a Note and Warrant Purchase Agreement (the “December 2011 Note and Warrant Agreement”) to issue convertible notes in an aggregate amount not to exceed $15,000. In 2011 and 2012, under the December 2011 Note and Warrant Agreement, the Company issued convertible notes (the “2011-2012 Notes”) with a total principal amount of $11,444 to related parties that held investments in the Company. The 2011-2012 Notes included warrants to purchase 26,000 shares of the Company’s common stock at $0.20 per share. The 2011-2012 Notes were convertible into shares of the Company’s stock under various methods as stipulated in the agreement.
In June 2013, the Company executed another Note and Warrant Purchase Agreement (the “June 2013 Note and Warrant Agreement”) with certain existing lenders. Under the June 2013 Note and Warrant Agreement, the lenders agreed to loan to the Company up to $1,500 in exchange for convertible notes (the “June 2013 Notes”). The Company issued June 2013 Notes for an aggregate amount of $899. In addition, the Company agreed to issue warrants to purchase shares of the Company’s common stock upon the request of a majority of the noteholders. The June 2013 Notes were convertible into shares of the Company’s stock using methods described in the agreement. In addition, the June 2013 Notes included conversion of the entire outstanding principal and interest balance into equity securities upon the closing of any equity financing at the option of the noteholders.
The 2011-2012 Notes and June 2013 Notes carried interest at a rate of 8% per annum and contained no financial covenants. The outstanding principal amount and unpaid accrued interest on the convertible notes issued under the December 2011 Note and Warrant Agreement and the June 2013 Note and Warrant Agreement were originally due on December 31, 2012 and December 31, 2013, respectively, contingent upon (i) the prior written consent of holders of at least 70% of the outstanding aggregated principal amount of the convertible notes issued under the same agreement, and (ii) the prior written consent of HSBC Bank for so long as any of the principal and interest related to the 2010 Credit Agreement or the 2013 Credit Agreement remained outstanding.
On the date of issuance, the fair value of warrants issued in the year ended December 31, 2012 under the December 2011 Note and Warrant Agreement was $328. The fair value of these warrants was accounted for as debt discount and amortized to expense over the stated term of the 2011-2012 Notes. The fair value of the obligation to issue warrants in connection with the June 2013 Notes was $1,168. The fair value of the obligation to issue warrants was $269 above the face value of the June 2013 Notes and this excess was expensed at issuance. The $899 remaining amount of the fair value of the obligation to issue warrants was accounted for as a debt discount and was amortized to expense over the term of the June 2013 Notes. The amount of the discount related to the 2011-2012 Notes’ warrants and the June 2013 Notes’ obligation to issue warrants that was amortized to expense was $0 and $1,168 for the years ended December 31, 2014 and 2013, respectively.
On December 11, 2013, the noteholders elected to convert the June 2013 Notes into shares of Series D-2 convertible preferred stock. Under the election, the outstanding principal and accrued interest balance of $899 and $33, respectively, was converted into 665,542 shares of Series D-2 convertible preferred stock at a conversion price of $1.40 per share. Consistent with the original terms of the June 2013 Notes, the conversion price was adjusted to $1.40 per share because the Company adjusted the conversion price of the 2011-2012 Notes in connection with the sale and issuance of shares of Series D-2 convertible preferred stock on December 11, 2013 (Note 9).
Also on December 11, 2013, the noteholders elected to convert the 2011-2012 Notes into shares of Series D-1 and Series D-2 convertible preferred stock. Under the election, the outstanding principal and accrued interest balance of $11,444 and $1,640, respectively, was converted into 6,054,255 shares of Series D-1 convertible preferred stock and 3,291,443 shares of Series D-2 preferred stock at a conversion price of $1.40 per share. The conversion price of the 2011-2012 Notes was adjusted to $1.40 per share in connection with the sale and issuance of shares of Series D-2 convertible preferred stock on December 11, 2013 (Note 9).
Because the Company adjusted the original conversion price on the 2011-2012 Notes and the June 2013 Notes from $4.3125 to $1.40, the Company recorded additional interest expense of $10,802 as a result of the beneficial conversion for the antidilution adjustment on the Series D-1 convertible preferred stock and the Series D-2 convertible preferred stock. The intrinsic value of the beneficial conversion feature was calculated by multiplying the incremental number of shares of Series D-1 and Series D-2 convertible preferred stock the investors received (as a result of the Company reducing the conversion price to $1.40) by the estimated fair value of the Series D-1 and the Series D-2 convertible preferred stock on the commitment date. Because the intrinsic value of the beneficial conversion feature was greater than the proceeds allocated to the 2011-2012 Notes and the June 2013 Notes, the amount recognized for the beneficial conversion feature was limited by the amount of the proceeds allocated to the convertible notes.
Due to the previously described conversions to Series D-1 Preferred and Series D-2 Preferred, there was no outstanding principal or accrued interest associated with the 2011-2012 Notes and June 2013 Notes as of December 31, 2013 and as of December 31, 2014.

8.	Commitments and Contingencies
Leases
During the year ended December 31, 2014, the Company leased its Durham, North Carolina facility and certain office equipment under long-term non-cancelable operating leases. The Company’s lease for its primary North Carolina facility was due to expire in 2019. The lease agreement included a renewal option to extend the lease through March 31, 2024. As described below and in Note 20, Accuratus assumed the Company's post-closing obligation under its Durham, North Carolina facility lease in July 2015.
Rent expense was approximately $952 and $906 for the years ended December 31, 2014 and 2013, respectively, including $827 and $781 presented in discontinued operations in the accompanying statements of operations for the years ended December 31, 2014 and 2013, respectively. Future minimum lease payments for all operating leases as of December 31, 2014, including future minimum lease payments that were assumed by Accuratus in July 2015, are as follows:

2015	$1,075
2016	1,104
2017	1,123
2018	1,156
2019	291
Thereafter	—
Total	$4,749
As a condition to the execution of the Asset Purchase Agreement (the "Agreement"), Accuratus assumed the Company’s post-closing obligation under its facility lease in Durham, North Carolina and the Company is being released from any post-closing liability under the facility operating lease (see Note 20), including the future minimum lease payments included within the table immediately above totaling $4,718. The Company and its retained employees will continue to operate from the Durham facility immediately after the closing for a period of up to six months pursuant to a facility license agreement between the Company and Accuratus dated July 17, 2015. The Company has relocated its corporate headquarters and operating activities to Jersey City, New Jersey, where in July 2015 it subleased a premises located at 101 Hudson Street, Jersey City, New Jersey. The material terms of the Jersey City, New Jersey sublease are described in Note 20.
License Arrangements with Potential Future Expenditures
As of December 31, 2014, the Company had a license arrangement with Merck Sharp & Dohme Corp., or Merck, as amended, that involves potential future expenditures. Under the license arrangement, the Company exclusively licensed from Merck its rights to SCY-078 in the field of human health. SCY-078 is the Company's lead product candidate. Pursuant to the terms of the license agreement, Merck is eligible to receive milestone payments from the Company that could total $19,000 upon occurrence of specific events, including initiation of a phase 3 clinical study, new drug application, and marketing approvals in each of the U.S., major European markets and Japan. In addition, Merck is eligible to receive tiered royalties from the Company based on a percentage of worldwide net sales of SCY-078. The aggregate royalties are mid- to high-single digits.
In December 2014, the Company and Merck entered into an amendment to the license agreement that defers the remittance of a milestone payment due to Merck, such that no amount will be due upon initiation of the first phase 2 clinical trial of a product containing the SCY-078 compound (the "Deferred Milestone"). The amendment also increases, in an amount equal to the Deferred Milestone, the milestone payment that will be due upon initiation of the first Phase 3 clinical trial of a product containing the SCY-078 compound. Except as described above, all other terms and provisions of the license agreement remain in full force and effect.
The Company has two additional licensing agreements for other compounds that could require it to make payments of up to $2,300 upon achievement of certain milestones by the Company.
Clinical Development Arrangement
In June 2014, the Company entered into an agreement with a third-party clinical research organization to conduct a Phase 2 clinical trial for SCY-078. The Company had no such commitments as of December 31, 2013. The scope of the services under the agreement can be modified at any time, and the agreement can be terminated by either party 30 days after receipt of written notice.
Other Arrangements
The Company entered into an agreement with a third party firm to assist the Company in exploring the divestiture of its Services Business (Note 19). Pursuant to the terms of the agreement, in the event that the Company was able to complete a divestiture of its Services Business to a third-party, the Company was obligated to pay a success fee to the third party firm for the greater of $500 or 4% of the transaction consideration. As described in Note 20, the Company completed the sale of the Services Business pursuant to an Asset Purchase Agreement, dated July 17, 2015.
Compensatory Arrangements with Employees and Officers
Subsequent to December 31, 2014, the Company has entered into certain compensatory arrangements and commitments with employees and officers, the material terms of which are described in Note 20.

9.	Convertible Preferred Stock
The Company issued multiple series of convertible preferred stock between 2000 and January 2014. Each issuance is briefly described as follows:
Series A Convertible Preferred Stock (“Series A Preferred”)
In 2000, the Company issued 31,407 shares of Series A Preferred at $7.96 per share to its initial employees and consultants.
Series B Convertible Preferred Stock (“Series B Preferred”)
In 2000, the Company issued 600,999 shares of Series B Preferred at $9.01 per share in exchange for $2,200 in equipment, intellectual property, and conversion of existing debt, and $3,215 in cash, and incurred issuance costs of $43. Subsequently in 2000, the Company issued an additional 110,988 shares of Series B Preferred at $9.01 per share for cash. As part of the issuance of the Series C convertible preferred stock in June 2002, the holders of Series B Preferred agreed to modify the redemption feature of the Series B Preferred to eliminate this feature. As described below, 244,173 shares of Series B Preferred were mandatorily converted into common stock during 2012.
Series C Convertible Preferred Stock (“Series C Preferred”) and Warrants
The Company issued warrants to purchase 100,524 shares of Series C Preferred in conjunction with certain bridge loan financings during 2001 and the subsequent 2002 Series C Preferred financing. The warrants were issued with an exercise price of $0.01 per share. Two of the investors exercised such warrants during 2003.
In 2002, the Company issued 2,867,154 shares of Series C Preferred for $24,000 in cash and the conversion of approximately $4,513 of 4.5% convertible notes and accrued interest, less issuance costs of approximately $86. As described below, 197,045 shares of Series C Preferred were mandatorily converted into common stock during 2012. In January 2005, the remaining warrants to purchase 23,911 shares of Series C Preferred shares were exercised.
Series C-1 Convertible Preferred Stock (“Series C-1 Preferred”) and Warrants

In August 2004, the Company received cash of $3,200 for the issuance of 984,615 shares of Series C-1 Preferred. As described below, these Series C-1 Preferred shares were mandatorily converted into common stock during 2012.
Series C-2 Convertible Preferred Stock (“Series C-2 Preferred”)
In March 2008, the Company received cash of $13,500 for the issuance of 2,347,826 shares of Series C-2 Preferred.
December 2013 Issuances of Series D-1 Convertible Preferred Stock (“Series D-1 Preferred) and Series D-2 Convertible Preferred Stock (“Series D-2 Preferred”)
On December 11, 2013, the Company entered into an agreement to sell 1,785,712 shares of Series D-2 Convertible Preferred Stock ("Series D-2 Preferred") at $1.40 per share for an aggregate price of $2,500 (the “Series D-2 Purchase Agreement”), less issuance costs of $95.
The Series D-2 Preferred was convertible into shares of common stock at a conversion price of $28.56 per share and the fair value of the common stock on December 11, 2013 was $48.35. A convertible financial instrument includes a beneficial conversion feature if its conversion price is lower than the Company’s stock price (i.e., it’s in the money) at the commitment date. Therefore, the Company determined that the sale of the Series D-2 Preferred resulted in a beneficial conversion feature with an intrinsic value of $4,232, which the Company recorded as a reduction to additional paid-in capital upon the sale of the Series D-2 Preferred. The Company calculated the intrinsic value of the beneficial conversion feature as the difference between the estimated fair value of the common stock on December 11, 2013 of $48.35 per share and the effective conversion price per share of $0 multiplied by the number of shares of common stock issuable upon conversion of 87,532.
Concurrent with the sale of the Series D-2 Preferred, the Company modified the terms of the 2011-2012 Notes and the related warrants and the June 2013 Notes and related warrants (Note 7). Under the amendments, the outstanding principal and accrued interest balance was converted into Series D-1 Preferred and Series D-2 Preferred at a conversion price of $1.40 per share. As a result of the conversions, the Company issued 6,054,255 shares of Series D-1 Preferred and 3,956,985 shares of Series D-2 Preferred.
January 2014 Issuance of Series D-2 Preferred
On January 31, 2014, the Company sold 388,641 shares of Series D-2 Preferred to related parties under the Series D-2 Purchase Agreement at $1.40 per share, for an aggregate price of $544. The Series D-2 Preferred was convertible into shares of common stock at a conversion price of $28.56 per share and the fair value of the common stock on January 31, 2014 was $47.74. A convertible financial instrument includes a beneficial conversion feature if its conversion price is lower than the Company’s stock price (i.e., it’s in the money) at the commitment date. Therefore, the Company determined that the sale of the Series D-2 Preferred resulted in a beneficial conversion feature with an intrinsic value of $909, which the Company recorded as a reduction to additional paid-in capital upon the sale of the Series D-2 Preferred. The Company calculated the intrinsic value of the beneficial conversion feature as the difference between the estimated fair value of the common stock on January 31, 2014 of $47.74 per share and the effective conversion price per share of $0 multiplied by the number of shares of common stock issuable upon conversion of 19,048.
Conversion of Convertible Preferred Stock In Conjunction with IPO
In March 2014, the Company amended its amended and restated certificate of incorporation to require the automatic conversion of all series of convertible preferred stock into common stock upon the completion of a public offering of common stock with gross proceeds of at least $20,000. There were no other changes in significant terms of the convertible preferred stock during the year ended December 31, 2014. In May 2014, upon completion of the IPO, all outstanding shares of convertible preferred stock were converted into an aggregate of 1,691,884 shares of common stock at their conversion prices.
Warrants Associated with Preferred Stock Issuances
In July 2006, the Company issued warrants to purchase 196,923 shares of Series C-1 Preferred with an exercise price of $3.25 per share of Series C-1 Preferred. As of December 31, 2014, these warrants are equivalent to warrants to purchase 14,033 shares of common stock at an exercise price of $45.61 per share of common stock. These warrants remain outstanding as of December 31, 2014 and will expire on July 14, 2016. The fair value at the date of grant for these instruments was $459, which was recorded as a debt discount. The debt discount related to these warrants was fully amortized as of December 31, 2010. The Company determined that the warrants should be recorded as a derivative liability and stated at fair value at each reporting period. The Company recorded other income associated with the fair value adjustment for these warrants of $37 and $121 for the years ended December 31, 2014 and 2013, respectively.
The December 11, 2013 Series D-2 Purchase Agreement included warrants to purchase 87,532 shares of the Company’s common stock at $0.20 per share. The fair value of the warrants on the date of issuance was $4,214, which was recorded as a discount to the Series D-2 Preferred. The fair value of the warrants was $1,714 above the face amount of the Series D-2

Preferred and this excess was expensed to derivative fair value adjustment at issuance. As described in Note 10, the warrants were classified as a derivative liability and were stated at fair value at each reporting period end date prior to being exercised in May 2014 (in conjunction with the Company’s IPO).
The sale of Series D-2 Preferred on January 31, 2014 included warrants to purchase 19,048 shares of the Company’s common stock at $0.20 per share. The fair value of the warrants on the date of issuance was $906. The fair value of the warrants was $362 above the face amount of the Series D-2 Preferred and this excess was expensed to derivative fair value adjustment at issuance. As described in Note 10, the warrants were classified as a derivative liability and were stated at fair value at each reporting period end date prior to being exercised in May 2014 (in conjunction with the Company’s IPO).
Authorized, Issued, and Outstanding Convertible Preferred Shares Prior to IPO
The following table summarizes authorized, issued and outstanding preferred shares as of May 7, 2014, immediately prior to the automatic conversion to shares of common stock:

	Authorized	Issued and Outstanding
Series A Preferred	31,410	31,407
Series B Preferred	711,987	467,814
Series C Preferred	2,967,678	2,770,633
Series C-1 Preferred	3,076,923	—
Series C-2 Preferred	2,347,826	2,347,826
Series D-1 Preferred	10,000,000	6,054,255
Series D-2 Preferred	10,000,000	6,131,338
Total	29,135,824	17,803,273
Convertible Preferred Stock Activity
The following table summarizes convertible preferred stock activity for the years ended December 31, 2014 and 2013:

	Shares of
	Series A Convertible Preferred Stock	Series B Convertible Preferred Stock	Series C Convertible Preferred Stock	Series C-1 Convertible Preferred Stock	Series C-2 Convertible Preferred Stock	Series D-1 Convertible Preferred Stock	Series D-2 Convertible Preferred Stock
Balance, December 31, 2012	31,407	467,814	2,770,633	—	2,347,826	—	—
Issuance of Series D-2 Preferred	—	—	—	—	—	—	1,785,712
Conversion of notes payable	—	—	—	—	—	6,054,255	3,956,985
Balance, December 31, 2013	31,407	467,814	2,770,633	—	2,347,826	6,054,255	5,742,697
Issuance of Series D-2 Preferred	—	—	—	—	—	—	388,641
Automatic conversion to common stock	(31,407)	(467,814)	(2,770,633)	—	(2,347,826)	(6,054,255)	(6,131,338)
Balance, December 31, 2014	—	—	—	—	—	—	—

Significant terms of the convertible preferred stock, prior to the automatic conversion in conjunction with the IPO, were as follows:
Voting rights
Each share had the right to vote equal to the number of shares of common stock into which it was convertible. Additionally, the approval of 65% of the Series B Preferred, Series C Preferred, and Series C-2 Preferred stockholders, voting as separate classes, was required to change any bylaws; issue stock or securities with a preference to Series B Preferred, Series C Preferred, and Series C-2 Preferred; change any rights, preferences and privileges of Series B Preferred, Series C

Preferred, and Series C-2 Preferred; or change the number of directors outside a range. Furthermore, the approval of 65% of the Series C Preferred stockholders was required to liquidate, sell, or merge the Company.
Approval of 70% of the Series D-1 Preferred and the Series D-2 Preferred (the “Series D Preferred”) stockholders, voting as a separate class, was required to change any bylaws; issue stock or securities with a preference to Series D Preferred; enter into a merger without loss of control by existing shareholders of the Company; or change any rights, preferences and privileges of Series D Preferred.
Dividend rights
Holders of Series D Preferred were entitled to receive 8% of the original issue price per annum as a dividend on a “when and if” declared basis in preference to any dividend paid to other convertible preferred or common stockholders. Such dividends were payable only when, and if, declared by the board of directors and were noncumulative.
After payment of the 8% Series D Preferred dividend, holders of all series of convertible preferred stock were entitled to receive dividends declared by the board of directors in preference to any dividend paid to common stockholders. Each share of preferred stock was entitled to the same amount as would have been declared or paid thereon had the holder thereof elected to convert the same into shares of common stock.
Liquidation rights
Holders of Series D-1 Preferred and Series D-2 Preferred had a liquidation preference of two and three times the original issue price plus all declared and unpaid dividends adjusted for events of dilution, respectively. Holders of Series A Preferred, Series B Preferred, Series C Preferred, Series C-1 Preferred, and Series C-2 Preferred had liquidation preferences of $7.96, $9.01, $10.15, $3.25, and $5.75 per share, plus declared but unpaid dividends adjusted for events of dilution, respectively. Upon occurrence of a liquidation event, Series D-1 Preferred and Series D-2 Preferred would participate pari passu; then Series C-2 Preferred, Series C-1 Preferred, and Series C Preferred would participate pari passu; then Series B Preferred; then Series A Preferred would receive their liquidation preference; and the remaining assets would be distributed ratably to the preferred and common stockholders on an “as converted” basis.
Conversion rights
Each share of Series A Preferred was convertible into 0.20 shares of common stock. Each share of Series B Preferred and Series C Preferred was convertible into 0.28 shares of common stock as of the date of the IPO in May 2014. Each share of Series C-1 Preferred and Series C-2 Preferred was convertible into 0.07 shares of common stock as of the date of the IPO. Each share of Series D-1 Preferred and Series D-2 Preferred was convertible into 0.05 shares of common stock as of the date of the IPO.
Series A Preferred, Series B Preferred, Series C Preferred, Series C-1 Preferred, Series C-2 Preferred, and Series D Preferred would all convert automatically into common stock at their respective conversion prices upon completion of a public offering of the common stock of the Company. The conversion price for Series B Preferred, Series C Preferred, Series C-1 Preferred, Series C-2 Preferred, and Series D Preferred were subject to adjustment if the Company issued additional shares of common stock at a price less than the Series B Preferred, Series C Preferred, Series C-1 Preferred, Series C-2 Preferred, and Series D Preferred conversion prices in effect at the time of the sale.
With the sale of the Series D-2 Preferred on December 11, 2013 at a price of $1.40 per share, the antidilution provisions associated with the Series B Preferred, the Series C Preferred, the Series C-1 Preferred, and the Series C-2 Preferred were triggered. As of December 11, 2013, the conversion price of the Series B Preferred, the Series C Preferred, the Series C-1 Preferred, and the Series C-2 Preferred were reduced from $45.95, $51.77, $66.30, and $117.30, respectively, to $32.2912, $36.2386, $46.1101, and $78.9623, respectively.
In December 2013, the Company recorded a deemed dividend as a reduction to additional paid-in capital of $6,402 as a result of the beneficial conversion for the antidilution adjustment on the outstanding shares of Series B Preferred, Series C Preferred, and Series C-2 Preferred. The intrinsic value of the beneficial conversion feature was calculated by multiplying the incremental number of shares of the respective convertible preferred stock the investors received (as a result of the Company reducing the original conversion price) by the estimated fair value of the common stock on the issuance date of the respective convertible preferred stock. A deemed dividend for the beneficial conversion feature on the conversion of the 2011-2012 Notes into shares of Series D-1 Preferred was recorded as additional interest expense (Note 7). No shares of Series C-1 Preferred are outstanding and, therefore, no beneficial conversion feature was recognized for the Series C-1 Preferred.
With the sale of the Series D-2 Preferred on January 31, 2014 at a price of $1.40 per share, the antidilution provisions associated with the Series B Preferred, the Series C Preferred, the Series C-1 Preferred, and the Series C-2 Preferred were triggered again. As of January 31, 2014, the conversion price of the Series B Preferred, the Series C Preferred, the Series C-1 Preferred, and the Series C-2 Preferred were further reduced to $32.0076, $35.8917, $45.6062, and $77.9382, respectively.

In January 2014, the Company recorded another deemed dividend as a reduction to additional paid-in capital of $214 as a result of the beneficial conversion for the antidilution adjustment on the outstanding shares of Series B Preferred, Series C Preferred, and Series C-2 Preferred. The intrinsic value of the beneficial conversion feature was calculated by multiplying the incremental number of shares of the respective convertible preferred stock the investors received (as a result of the Company reducing the original conversion price) by the estimated fair value of the common stock on the issuance date of the respective convertible preferred stock. No shares of Series C-1 Preferred are outstanding and, therefore, no beneficial conversion feature was recognized for the Series C-1 Preferred.
In conjunction with the issuance of the 2011-2012 Notes and related warrants, the Company implemented a special mandatory conversion provision. Under this provision, preferred stockholders that met certain ownership criteria who elected not to purchase their pro rata amount of the convertible note round had their preferred shares converted into common stock in 2012.
Redemption
Upon liquidation, dissolution, or winding up of the Company, the holders of the Series D-2 Preferred would receive an amount equal to three times the original issue price plus all declared and unpaid dividends; the holders of the Series D-1 Preferred would receive an amount equal to two times the original issue price plus all declared and unpaid dividends; and the holders of the Series C-2 Preferred, Series C-1 Preferred, Series C Preferred, Series B Preferred, and the Series A Preferred would receive an amount equal to the original issue price plus all declared and unpaid dividends. In addition, after receiving their liquidation preference, the holders of all series of preferred stock share ratably with holders of common stock on an as-if-converted to common stock basis. An asset transfer or acquisition of the Company is a deemed liquidation event in that holders of all series of preferred stock are treated in the same manner as upon liquidation, dissolution, or winding up of the Company. As a result of the existence of this deemed liquidation feature, the Company determined that all series of preferred stock are redeemable. They are carried at liquidation value at each reporting period and excluded from stockholders’ deficit in the accompanying balance sheets.

10.	Common Stock
Authorized, Issued, and Outstanding Common Shares
The Company’s common stock has a par value of $0.001 per share and consists of 125,000,000 authorized shares and 70,000,000 authorized shares as of December 31, 2014, and December 31, 2013, respectively; 8,512,103 and 334,068 shares were issued and outstanding as of December 31, 2014, and December 31, 2013, respectively. The following table summarizes common stock share activity for the years ended December 31, 2014 and 2013:

Shares of Common Stock
Balance, December 31, 2012	335,782
Exercise of stock options	220
Repurchase of common stock	(1,934)
Balance, December 31, 2013	334,068
Exercise of stock options	416
Conversion of preferred stock	1,691,884
Exercise of common stock warrants	275,687
Common stock issued through IPO	6,200,000
Common stock issued through employee stock purchase plan	10,048
Balance, December 31, 2014	8,512,103

Shares Reserved for Future Issuance
The Company had reserved shares of common stock for future issuance as follows:

	As of	As of
	December 31, 2014	December 31, 2013
For conversion of Series A Preferred, Series B Preferred, Series C Preferred, Series C-2 Preferred, Series D-1 Preferred, and Series D-2 Preferred and exercise of warrants to purchase Series C-1 Preferred and subsequent conversion of the shares purchased	—	1,675,812
Outstanding stock options	615,322	137,610
Outstanding common stock warrants	—	257,242
Outstanding Series C-1 convertible preferred stock warrants	14,033	13,879
For possible future issuance under stock option plan	180,610	49,734
For possible future issuance under employee stock purchase plan	37,746	—
Total common shares reserved for future issuance	847,711	2,134,277

Liquidation Rights
In the event of any liquidation or dissolution of the Company, the holders of the common stock are entitled to share ratably with holders of the series of outstanding preferred stock, on an as-if-converted to common stock basis, in the remaining assets of the Company legally available for distribution after the payment of the full liquidation preference for all series of the outstanding preferred stock.
Dividends and Voting Rights
The holders of the common stock are entitled to receive dividends if and when declared by the Company, but not until all dividends on the preferred stock have been either (i) paid or (ii) declared and the Company has set aside the funds to pay those dividends declared. The holders of the common stock have the right to one vote per share.
Common Stock Warrants
The Company had outstanding common stock warrants issued in connection with the Note and Warrant Purchase Agreements (Note 7) and in connection with certain convertible preferred stock agreements (Note 9).
The December 2011 Note and Warrant Purchase Agreement included warrants to purchase 26,000 shares of the Company’s common stock at $0.20 per share. The warrants could be exercised for shares of common stock, in accordance with their terms. The number of shares of common stock that could be purchased by exercising the warrants would vary based on the event that occurred and would be calculated in accordance with the December 2011 Note and Warrant Purchase Agreements (Note 7).
On December 11, 2013, holders of the June 2013 Notes exercised their rights under the June 2013 Note and Warrant Agreement to receive warrants to purchase shares of the Company’s common stock. As a result of this exercise, the Company issued warrants to purchase 88,987 shares of the Company’s common stock to the holders of the June 2013 Notes at an exercise price of $0.20 per share. These warrants were exercisable until June 28, 2018, and would terminate unless exercised prior to an IPO.
On December 11, 2013, in connection with the first Series D-2 Preferred offering, the Company issued warrants to purchase 87,532 shares of the Company’s common stock at an exercise price of $0.20 per share. These warrants were exercisable until December 11, 2018, and would terminate unless exercised prior to an IPO. In addition, as a result of the conversion of the principal and interest outstanding on the 2011-2012 Notes into Series D-1 Preferred and Series D-2 Preferred (Note 7), in accordance with the amended terms of the agreement, the number of common shares underlying the warrants issued in connection with the 2011-2012 Notes was increased by 54,120 to a total of 80,120.
On January 31, 2014, in connection with the second Series D-2 Preferred offering, the Company issued warrants to purchase 19,048 shares of the Company’s common stock at $0.20 per share.
In connection with the consummation of the IPO in May 2014, substantially all outstanding common stock warrants were exercised at an exercise price of $0.20 per share and the holders received 275,687 shares of common stock.

All previously described warrants met the definition of a derivative financial instrument and were accounted for as derivatives. The combined fair value of the common stock warrant derivative liabilities, including warrants issued with the sale of Series D-2 Preferred, was $2,701 as of May 2, 2014, and this amount was settled to additional paid in capital on that date. The combined fair value of the common stock warrant derivative liabilities was $12,200 as of December 31, 2013, which was recorded as a long-term derivative liability in the accompanying balance sheet. The fair value adjustment of the long-term derivative liability was recorded as other (income) expense in the amount of $(10,442) and $8,007 for years ended December 31, 2014 and 2013, respectively. As discussed in Note 9, the fair value of the warrants issued in connection with the Company’s Series D-2 Preferred offering in January 2014 was $362 above the face amount of the Series D-2 Preferred. This excess was expensed in the year ended December 31, 2014, and, as a result, the net fair value adjustment presented in the accompanying statements of operations for the year ended December 31, 2014 was income of $10,080.

11.	Stock-based Compensation
2009 Stock Option Plan
The Company had a share-based compensation plan (the “2009 Stock Option Plan”) under which the Company granted options to purchase shares of common stock to employees, directors, and consultants as either incentive stock options or nonqualified stock options. Incentive stock options could be granted with exercise prices not less than 100% to 110% of the fair market value of the common stock. Options granted under the plan generally vest over three to four years and expire in 10 years from the date of grant.
2014 Equity Incentive Plan
In February 2014, the Company’s board of directors adopted the 2014 Equity Incentive Plan, or the 2014 Plan, which was subsequently ratified by its stockholders and became effective on May 2, 2014 (the “Effective Date”). The 2014 Plan is the successor to and continuation of the 2009 Stock Option Plan. As of the Effective Date, no additional awards will be granted under the 2009 Stock Option Plan, but all stock awards granted under the 2009 Stock Option Plan prior to the Effective Date will remain subject to the terms of the 2009 Stock Option Plan. All awards granted on and after the Effective Date will be subject to the terms of the 2014 Plan. The 2014 Plan provides for the grant of the following awards: (i) incentive stock options, (ii) nonstatutory stock options, (iii) stock appreciation rights, (iv) restricted stock awards, (v) restricted stock unit awards, and (vi) other stock awards. Employees, directors, and consultants are eligible to receive awards.
Under the 2014 Plan, the aggregate number of shares of common stock that could be issued from and after the Effective Date (the “share reserve”) could not exceed the sum of (i) 257,352 new shares, (ii) the shares that represented the 2009 Stock Option Plan’s available reserve on the Effective Date, and (iii) any returning shares from the 2009 Stock Option Plan. Under the 2014 Plan, the share reserve will automatically increase on January 1st of each year, for a period of not more than 10 years, commencing on January 1, 2015 and ending on January 1, 2024, in an amount equal to 4.0% of the total number of shares of capital stock outstanding on December 31st of the preceding calendar year. The board of directors may act prior to January 1st of a given year to provide that there will be no increase in the share reserve or that the increase will be a lesser number of shares than would otherwise occur.
On June 18, 2014, the Company’s board of directors and compensation committee approved an amendment of the 2014 Plan, subject to stockholder approval, to increase the aggregate number of shares of the Company’s common stock that may be issued under the 2014 Plan by an additional 351,653 shares. All other material terms of the 2014 Plan remained unchanged. The Company’s stockholders approved the 2014 Plan amendment on September 11, 2014.
As of December 31, 2014, there were 180,610 shares of common stock available for future issuance under the 2014 Plan. See Note 20 for certain events occurring after December 31, 2014 that affected the number of shares of common stock available for future issuance under the 2014 Plan.
Option Valuation Method
The fair value of a stock option is estimated using an option-pricing model that takes into account as of the grant date the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock, and the risk-free interest rate for the expected term of the option. The Company has used the simplified method in calculating the expected term of all option grants based on the vesting period. Compensation costs related to share-based payment transactions are recognized in the financial statements upon satisfaction of the requisite service or vesting requirements. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company based its estimated forfeiture rate on historical forfeitures of all stock option grants.

The Company has elected to use the Black-Scholes option-pricing model. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable rather than for use in estimating the fair value of stock options subject to vesting and transferability restrictions. Using the Black-Scholes option-pricing model, the weighted-average fair value of options granted during 2014 and 2013 was $6.24 and $25.09 per option, respectively. The aggregate fair value of options granted during 2014 and 2013 was $3,249 and $290, respectively. The assumptions used to estimate fair value and the resulting grant date fair values are as follows:

	Employees		Nonemployees
	Years Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Expected dividend yield	—	—	—	—
Weighted average expected volatility	68.57%	65.49%	64.10%	65.49%
Weighted average risk-free interest rate	2.05%	2.41%	1.75%	2.37%
Weighted average expected term (in years)	6.04	6.49	5.30	5.00
Forfeiture rate	5.00%	5.00%	5.00%	5.00%

The activity of the plan for the years ended December 31, 2014 and 2013 is summarized as follows:

	Number of Shares	Weighted- Average Exercise Price		Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding — January 1, 2013	154,277	$23.05		5.02	$213
Granted	11,525	50.39
Exercised	(220)	21.01
Canceled	(27,972)	20.81
Outstanding — December 31, 2013	137,610	$25.86		5.23	$3,097
Exercisable — December 31, 2013	115,475	$23.26		4.50	$2,898
Vested or expected to vest — December 31, 2013	136,002	$25.70		5.18	$3,084
Outstanding — January 1, 2014	137,610	$25.86		5.23	$3,097
Granted	520,887	$9.53	(1)
Exercised	(416)	$20.40
Canceled	(42,759)	$9.57
Outstanding — December 31, 2014	615,322	$9.55		9.48	$265
Exercisable — December 31, 2014	192,916	$9.44		9.48	$88
Vested or expected to vest —December 31, 2014	572,926	$9.55		9.48	$247

(1)
The weighted average exercise price table takes into consideration the effect of the option award modifications approved by the Company's board of directors on June 18, 2014, and approved by the Company's shareholders on September 11, 2014. These option award modifications are described in further detail below.

The intrinsic values in the table above represent the total intrinsic value (the difference between the Company’s estimated fair value of common stock as of December 31, 2014 and 2013, and the exercise price multiplied by the number of options). The intrinsic value amounts presented above can be positive or negative based on the average exercise price being greater or less than the estimated fair value of common stock as of December 31, 2014 and 2013.

Information as of December 31, 2014, concerning currently outstanding and vested options is as follows:

	Outstanding		Exercisable
Exercise Price	Number of Shares	Weighted- Average Remaining Contractual Life (in years)	Number of Shares	Weighted- Average Remaining Contractual Life (in years)
$6.77	8,000	9.47	—	0.00
7.70	5,944	9.76	5,944	9.76
8.03	5,700	9.50	5,700	9.50
8.73	35,114	9.45	3,494	9.45
9.64	543,374	9.47	176,248	9.47
10.81	17,190	9.93	1,530	9.93
Total	615,322	Total	192,916
The total fair value of shares vested during the years ended December 31, 2014 and 2013 was $458 and $801, respectively.
Unvested shares as of December 31, 2014 and 2013 are as follows:

As of December 31, 2014		As of December 31, 2013
Exercise Price	Number of Unvested Shares	Exercise Price	Number of Unvested Shares
$6.77	8,000	$20.40	563
7.70	—	24.48	7,318
8.03	—	25.50	—
8.73	31,620	25.91	—
9.64	367,127	30.60	4,307
10.81	15,660	55.08	9,947
Total	422,407	Total	22,135
As of December 31, 2014 and 2013, there was approximately $2,683 and $404, respectively, of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under the plan. That cost is expected to be recognized over weighted-average periods of 3.2 and 1.8 years for the years ended December 31, 2014 and 2013, respectively. The aggregate intrinsic value of the options exercised during the years ended December 31, 2014 and 2013 was $11 and $6, respectively.
Option Grants
On June 18, 2014, the Company’s board of directors approved the grant of options to purchase 396,573 shares of common stock at a per share exercise price of $9.64 to certain of the Company’s executive officers and employees. No compensation cost associated with these option grants was recognized during the three month period ended June 30, 2014 because the grants were subject to and contingent upon stockholder approval of the previously described June 18, 2014 amendment to the 2014 Plan. The Company did not believe stockholder approval was perfunctory. The Company’s stockholders approved the 2014 Plan amendment on September 11, 2014, which was considered to be the measurement date for the determination of stock compensation expense. The fair value of each option grant award was estimated using the Black-Scholes option-pricing model, consistent with and in accordance with the Company’s existing accounting policy for stock compensation. Using the Black-Scholes option-pricing model, the fair value of all September 11, 2014 option grants was $3.76 per option. The aggregate fair value of options granted on September 11, 2014 was determined to be $1,490, which is being recognized as expense, after adjusting for estimated pre-vesting forfeitures, over a 45 month vesting period.

Option Amendments
During the year ended December 31, 2014, the Company's board of directors approved the following with respect to the 2009 Stock Option Plan:

•
On April 29, 2014, the exercise price per share of certain options to purchase 53,404 shares of common stock under the 2009 Stock Option Plan was lowered to an amount equal to $10.00 per share. The original exercise prices of such options ranged from $20.40 to $61.20 per share, with a weighted average exercise price of $54.87 per share.

•
On June 18, 2014, the exercise price per share of all outstanding options to purchase shares of common stock under the 2009 Stock Option Plan was lowered to an amount equal to $9.64 per share, the closing stock price on June 18, 2014. This modification lowered the exercise price of outstanding options to purchase 110,346 shares of common stock, including those options to purchase common stock that were previously modified on April 29, 2014. These outstanding stock options had exercise prices that ranged from $20.40 to $61.20 per share, with a weighted average exercise price of $41.87 per share.

•	Also on June 18, 2014, the contractual term of all outstanding options to purchase shares of common stock under the 2009 Stock Option Plan was extended to June 17, 2024.
The Company determined the additional compensation cost associated with the previously described modifications pursuant to applicable guidance in FASB ASC Topic 718, Compensation—Stock Compensation. The additional compensation cost was determined by calculating the difference between (a) the estimated fair value of each option award immediately prior to the modifications and (b) the estimated fair value of each option award immediately after the modifications. The fair value of each option award immediately prior to and immediately after modification was estimated using the Black-Scholes option-pricing model, consistent with and in accordance with the Company’s existing accounting policy for stock compensation. Using the Black-Scholes option-pricing model, the weighted-average fair value of outstanding 2009 Stock Option Plan option awards was $3.08 per option immediately prior to modification on June 18, 2014 and was $5.87 per option immediately after modification. The additional compensation cost was determined to be $293, of which $130 was associated with services previously performed and, therefore, was expensed in the quarter ended June 30, 2014. The remaining additional compensation cost is being recognized as remaining services are performed.
Also on June 18, 2014, the board of directors approved modifications to the exercise price and contractual term of all outstanding option awards under the Company’s Stock Option Plan previously adopted by the Company in 1999 (the “1999 Stock Option Plan”). The modifications to the exercise price and contractual term are consistent with those previously described for outstanding options under the 2009 Stock Option Plan. In addition, the 1999 Stock Option Plan option awards were modified to provide that the holder may exercise vested shares under the option for the contractual term of the option even in the event the holder terminates services with the Company other than for cause. The modifications lowered the exercise price of outstanding options to purchase 73,087 shares of common stock, which had exercise prices that ranged from $20.40 to $25.50 per share, with a weighted average exercise price of $21.50 per share.
Pursuant to the terms of the 1999 Stock Option Plan, any amendments that modify the terms of the options awards require approval or consent of the Company’s shareholders. No additional compensation cost associated with the options under the 1999 Stock Option Plan was recognized during the quarter ended June 30, 2014 because the amendments were subject to and contingent upon stockholder approval. The Company did not believe stockholder approval was perfunctory. The Company’s stockholders approved the 1999 Stock Option Plan modifications on September 11, 2014, which was considered to be the measurement date for the determination of additional stock compensation expense. Consistent with the accounting guidance and methodology previously described for the 2009 Plan amendment, the Company determined the additional compensation cost associated with the 1999 Stock Option Plan modifications pursuant to FASB ASC Topic 718. The weighted-average fair value of outstanding 1999 Stock Option Plan option awards was $0.78 per option immediately prior to modification on September 11, 2014 and was $3.78 per option immediately after modification. The additional compensation cost was determined to be $225, all of which was associated with services previously performed and, therefore, was fully expensed in the quarter ended September 30, 2014.
See Note 20 for certain events occurring after December 31, 2014, that resulted in additional amendments to outstanding stock option awards.

2014 Employee Stock Purchase Plan
In February 2014, the Company’s board of directors adopted the 2014 Employee Stock Purchase Plan (“ESPP”), which was subsequently ratified by the Company’s stockholders and became effective on May 2, 2014. The purpose of the ESPP is to provide means by which eligible employees of the Company and of certain designated related corporations may be given an opportunity to purchase shares of the Company’s common stock, and to seek and retain services of new and existing employees and to provide incentives for such persons to exert maximum efforts for the success of the Company. Common stock that may be issued under the ESPP will not exceed 47,794 shares, plus the number of shares of common stock that are automatically added on January 1st of each year for a period of ten years, commencing on January 1, 2015 and ending on January 1, 2024, in an amount equal to the lesser of (i) 0.8% of the total number of shares of outstanding common stock on December 31 of the preceding calendar year, and (ii) 29,411 shares of common stock. Similar to the 2014 Plan, the board of directors may act prior to January 1st of a given year to provide that there will be no increase in the share reserve or that the increase will be a lesser number of shares than would otherwise occur. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code.
In September 2014, the Company issued 10,048 shares of common stock under the ESPP. As of December 31, 2014, there were 37,746 shares of common stock available for future issuance under the ESPP.
Compensation Cost
The compensation cost that has been charged against income for stock awards under the 2009 Stock Option Plan, the 2014 Plan, and the ESPP was $1,201 and $180 for the years ended December 31, 2014 and 2013, respectively. The total income tax benefit recognized in the statements of operations for share-based compensation arrangements was $0 for both the years ended December 31, 2014 and 2013. Cash received from options exercised was $9 and $5 for the years ended December 31, 2014 and 2013, respectively.

Stock-based compensation expense related to stock options is included in the following line items in the accompanying statements of operations:

	Years Ended December 31,
	2014	2013
Research and development	$394	28
Selling, general and administrative	648	107
Discontinued operations	159	45
Total stock-based compensation expense	$1,201	$180

12.	Income Taxes
The Company’s financial statements include total tax benefit of $1,166 and $575 on net losses from continuing operations before taxes of $6,769 and $31,906 for the years ended December 31, 2014 and 2013, respectively. Reconciliations of the differences between the benefit for income taxes and income taxes at the statutory U.S. federal income tax rate is as follows:

	Years Ended December 31,
	2014		2013
	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income
Income taxes from continuing operations at statutory rate	$(2,301)	34.0%	$(10,848)	34.0%
State income taxes	(471)	7.0%	(116)	0.5%
Beneficial conversion feature on convertible notes	—	—%	3,673	(11.5)%
Stock warrant derivative liability	(3,427)	50.6%	2,686	(8.4)%
Debt discount amortization	—	—%	392	(1.2)%
Deemed contribution interest	—	—%	1,516	(4.8)%
Provision to return adjustments	—	—%	(190)	0.6%
Stock-based compensation	268	(4.0)%	41	(0.1)%
Expiration of capital losses carryforward.	—	—%	1,511	(4.7)%
Change in statutory state income tax rate	—	—%	936	(2.9)%
Change in reserve for uncertain tax positions	—	—%	623	(2.0)%
R&D tax credits	(320)	4.7%	—	—%
Other	(190)	2.8%	(5)	—%
Increase (decrease) in valuation allowance	5,275	(77.9)%	(794)	2.5%
Total	$(1,166)	17.2%	$(575)	1.8%

The components of deferred tax assets and liabilities are as follows:

	December 31,
	2014	2013
Current deferred tax assets:
Accrued expenses	$1,052	$612
Stock-based compensation	336	241
Assets of discontinued operations, net of liabilities	1,882	1,938
Other	15	25
	3,285	2,816
Noncurrent deferred tax assets (liabilities)
Net operating loss carryforwards	29,981	26,286
Research and development credits	2,684	2,373
Deferred financing costs	—	(800)
	32,665	27,859
Total deferred tax assets	35,950	30,675
Valuation allowance	(35,950)	(30,675)
Net deferred tax assets	$—	$—

As of December 31, 2014 and 2013, the Company had federal net operating loss ("NOL") carryforwards of approximately $81,687 and $71,757, respectively, North Carolina net economic loss ("NEL") carryforwards of approximately $85,790 and $75,990, respectively, and Pennsylvania NOL carryforwards of approximately $0 and $80, respectively. The federal NOL and North Carolina NEL carryforwards begin to expire in 2020 and 2015, respectively. As of December 31, 2014, the Company had federal research and development credit carryforwards of $2,371 and North Carolina credit carryforwards of $150, which begin to expire in 2020 and 2015, respectively.
As of December 31, 2014 and 2013, the Company has concluded that it is more likely than not that the Company will not realize the benefit of its deferred tax assets due to its history of losses. Accordingly, the net deferred tax assets have been fully reserved.
In accordance with Section 382 of the Internal Revenue Code of 1986, as amended, a change in equity ownership of greater than 50% within a three-year period results in an annual limitation on the Company’s ability to utilize its NOL carryforwards created during the tax periods prior to the change in ownership. The Company has determined that ownership changes have occurred and as a result, a portion of the Company’s NOL carryforwards are limited.
Because the Company has incurred cumulative net operating losses since inception, all tax years remain open to examination by U.S. federal and state income tax authorities.
The Company adopted FASB Accounting Standards Codification 740-10-25-5, Income Taxes, formerly FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, as amended, on January 1, 2009. The difference between the tax benefit recognized in the financial statements and the tax benefit claimed in the tax return is referred to as an unrecognized tax benefit.
The following is a tabular reconciliation of the total amounts of unrecognized tax benefits:

	December 31,
	2014	2013
Unrecognized tax benefit—January 1	$623	$—
Additions for tax positions of current period	—	333
Additions for tax positions of prior periods	—	290
Other	—	—
Unrecognized tax benefit—December 31	$623	$623
None of the unrecognized tax benefits would, if recognized, affect the effective tax rate because the Company has recorded a valuation allowance to fully offset federal and state deferred tax assets. The Company has no tax positions for which it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease within the coming year. The Company has $0 provided for interest and penalties associated with uncertain tax positions.

13.	Net Loss Per Share
The following table summarizes the computation of basic and diluted net loss per share attributable to the Company’s common stockholders:

	Years Ended December 31,
	2014	2013
Income (loss) attributable to common stock - basic:
Loss from continuing operations	$(5,603)	$(31,331)
Deemed dividend for beneficial conversion feature on Series D-2 Preferred	(909)	(4,232)
Deemed dividend for antidilution adjustments to convertible preferred stock	(214)	(6,402)
Accretion of convertible preferred stock	(510)	(5,714)
Loss from continuing operations attributable to common stock - basic	(7,236)	(47,679)
Income from discontinued operations, net of income tax expense, attributable to common stock - basic	1,369	870
Net loss attributable to common stock - basic	$(5,867)	$(46,809)

Income (loss) attributable to common stock - diluted:
Loss from continuing operations attributable to common stock - basic	$(7,236)	$(47,679)
Derivative fair value adjustment	(10,080)	—
Loss from continuing operations attributable to common stock - diluted	(17,316)	(47,679)
Income from discontinued operations, net of income tax expense, attributable to common stock - diluted	1,369	870
Net loss attributable to common stock - diluted	$(15,947)	$(46,809)

Weighted-average common shares outstanding:
Weighted-average common shares outstanding - basic	5,663,311	335,612
Allocation of common stock warrants as participating securities	273,776	—
Weighted-average common shares outstanding - diluted	5,937,087	335,612

Income (loss) per share - basic:
Continuing operations	$(1.28)	$(142.06)
Discontinued operations	0.24	2.59
Net loss per share - basic	$(1.04)	$(139.47)
Income (loss) per share - diluted:
Continuing operations	$(2.92)	$(142.06)
Discontinued operations	0.23	2.59
Net loss per share - diluted	$(2.69)	$(139.47)

The following securities, presented on a common stock equivalent basis, have been excluded from the calculation of weighted average common shares outstanding because their effect is anti-dilutive. As discussed in Note 9, in May 2014, upon completion of the IPO, all outstanding shares of the convertible preferred stock were converted into shares of common stock at their conversion prices. Therefore, as of December 31, 2014, the convertible preferred stock securities were no longer outstanding and will have no impact on net income or net loss per share.

	Years Ended December 31,
	2014	2013
Convertible preferred stock:
Series A Preferred	6,149	6,149
Series B Preferred	131,685	130,529
Series C Preferred	783,515	776,016
Series C-2 Preferred	173,213	170,967
Series D-1 Preferred	296,773	296,773
Series D-2 Preferred	300,549	281,500
Warrants to purchase Series C-1 Preferred	14,033	13,878
Warrants to purchase common stock	—	257,242
Stock options	615,322	137,610
ESPP	65,401	—
Convertible notes	—	—

14.	Related-Party Transactions
The Company had transactions with related parties as follows:

	Years Ended December 31,
	2014	2013
Revenue	$7,288	$7,288
Selling, general and administrative expense	$500	$—
Research Services Agreement with a Related-Party
Sanofi owns 100% of a subsidiary, Merial, which is a customer of the Services Business, presented in discontinued operations in the accompanying statements of operations (Note 19). Both Sanofi and the subsidiary have an investment in the Company. The Company’s related-party revenue with Merial composed 41% and 43% of total revenue in discontinued operations for the years ended December 31, 2014 and 2013, respectively. This related-party revenue was recognized in connection with contract research and development services the Company provided to Merial on a fee-for-service basis under an agreement that expired on December 31, 2014. As described in Note 18, the Company entered into a new agreement with Merial in December 2014 under which the Services Business will provide contract research and screening services on a fee-for-service basis over a term of two years, ending on December 31, 2016.
Success Fee Paid to a Related Party
In 2013, Burrill Securities, an affiliate of Burrill Biotechnology Capital Fund, L.P., a holder of the Company’s capital stock, assisted the Company with the identification of certain strategic alternatives to an IPO. Pursuant to the related engagement letter, as amended, the Company was required to pay Burrill Securities a success fee if the Company consummated a strategic transaction or an IPO prior to November 17, 2014. In May 2014, in connection with the closing of the Company's IPO, it paid a $500 success fee to Burrill Securities and the fee was recognized as general and administrative expense in the accompanying statements of operations.

15.    Employee Benefit Plan
The Company has a 401(k) retirement plan, which covers all U.S. employees scheduled for and working more than 20 hours per week. The Company may provide a discretionary match with a maximum amount of 50% of the first 6% of eligible participant’s compensation, which vests ratably over four years. Contributions under the plan during were approximately $239 during both years ended December 31, 2014 and 2013, including $176 and $173 presented in discontinued operations in the accompanying statements of operations for the years ended December 31, 2014 and 2013, respectively.

16.    Gain on Sale of Asset
On May 17, 2012, the Company sold the rights to its HEOS software to a third party for consideration of $4,500. The HEOS software asset was used in and was directly related to the operations of the Services Business. The Company received $3,500 on May 17, 2012 and recorded a gain on sale of asset of $3,412 within discontinued operations, net of transaction expenses. The remaining balance of $1,000 was held in escrow by the buyer until certain conditions were met.
On May 17, 2013, the Company met all the contractual conditions and collected the $1,000 held in escrow. The Company recognized $988, which is net of transaction expenses, as a gain on sale of asset included in discontinued operations in the accompanying financial statements.

17.	Fair Value Measurements
The carrying amounts of certain financial instruments, including cash and cash equivalents, accounts receivable, unbilled services, prepaid expenses and other current assets, accounts payable, and accrued expenses approximate their respective fair values due to the short-term nature of such instruments.
As of December 31, 2013, the Company estimated that the fair value of its obligation under the 2013 Credit Agreement was $13,023. The fair value of debt fell within Level 3 of the fair value hierarchy as it was significantly driven by the creditworthiness of the Company, which was an unobservable input.
Assets and Liabilities Measured at Fair Value on a Recurring Basis
The Company evaluates its financial assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level in which to classify them for each reporting period. This determination requires significant judgments to be made.
As of December 31, 2014, there were no assets or liabilities measured at fair value on a recurring basis.
The following table summarizes the conclusions reached as of December 31, 2013:

	Balance as of December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative liability — Series C-1 warrants	$37	$—	$—	$37
Derivative liability — common stock warrants	12,200	—	—	12,200
Total derivative liability	$12,237	$—	$—	$12,237
The Company’s derivative liabilities were the only balance sheet amounts that were measured at fair value on a recurring basis. The fair value of these warrant derivatives was based on a valuation of the Company’s common stock. In order to determine the fair value of the Company’s common stock, the Company used a probability-weighted expected return method, or PWERM. Significant inputs for the PWERM included an estimate of the Company’s equity value, a weighted average cost of capital and an estimated probability and timing for each valuation scenario.

A reconciliation of the beginning and ending balances for liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) is as follows:

	Years Ended December 31,
	2014	2013
Balance at beginning of period	$12,237	$683
Issuance of warrants	544	5,382
Excess of fair value of warrants over proceeds	362	(1,714)
Adjustment to fair value	(10,442)	7,886
Reclassification to additional paid-in capital upon exercise of warrants	(2,701)	—
Balance at end of period	$—	$12,237

18.	Significant Agreements
R-Pharm Collaboration Arrangement
In August 2013, the Company entered into a development, license, and supply agreement (the “original agreement”) with R-Pharm, granting it exclusive rights to develop and commercialize SCY-078, the Company's lead antifungal compound, in the field of human health in Russia and certain smaller non-core markets. The Company received an upfront payment of $1,500, which composes the substantial majority of its deferred revenue balance as of December 31, 2013, and is entitled to receive payments on contingent events, including 1) a development milestone payment of $3,000 upon the first registration of SCY-078 in any country covered by the agreement; 2) sales-based payments of up to $15,000 upon R-Pharm’s achievement of specified targets for cumulative net sales of SCY-078; and 3) percentage royalties of up to the mid-teens on SCY-078 net sales.
The Company deferred the upfront payment received and is recognizing it over the estimated relationship period of 70 months, which includes the product development period and an additional period during which the Company is required to participate in a product development committee. The development milestone payment is considered substantive and will be recognized when R-Pharm achieves certain specified milestones.
The sales-based payments will not be recognized until the Company 1) receives the payments, and 2) has no continuing performance obligations. If the Company has any continuing performance obligations when the sales-based payments are received, those payments will be deferred and recognized over the remaining period of continuing performance obligations. Royalties will be recognized when payment is received.
The original agreement also included terms whereby R-Pharm would reimburse the Company for certain research and development costs associated with Phase 2 and Phase 3 clinical trials of oral SCY-078 and the development of an IV formulation of SCY-078. However, these cost reimbursement terms required that the clinical trials and the IV formulation development follow a global development plan that was agreed upon by both parties in August 2013. Subsequent to August 2013, modifications were made to the global development plan that caused the clinical trial cost reimbursement terms in the original agreement to no longer be enforceable. As a result, the Company concluded that persuasive evidence of a cost reimbursement arrangement did not exist under the original agreement with R-Pharm. Further, the IV formulation development cost reimbursement terms in the original agreement did not specify which IV formulation and development costs were reimbursable by R-Pharm. Because of this lack of specificity, the Company concluded that the reimbursable fees due from R-Pharm were not determinable under the original agreement.
In November 2014, the Company entered into a supplemental arrangement with R-Pharm, whereby R-Pharm was informed of the modified IV formulation development plan and R-Pharm agreed to reimburse the Company for specifically identified IV formulation development and manufacturing costs incurred by the Company. The specifically identified costs were defined as all costs incurred by the Company under a separate arrangement between the Company and a third-party service provider, whereby the third-party service provider is performing certain IV formulation and development services. The Company concluded that the original agreement, when combined with the November 2014 supplemental arrangement, provided persuasive evidence of a cost reimbursement arrangement between the Company and R-Pharm as of December 31, 2014. Therefore, the Company recognized a $226 receivable due from R-Pharm for reimbursable costs incurred by the Company during the year ended December 31, 2014. The presentation and disclosure associated with this cost reimbursement receivable is in accordance with the Company's research and development expenses accounting policy described in Note 2.
The agreement with R-Pharm relates to the Company's continuing operations and was not associated with the sale of the Services Business in July 2015 (Note 20).

Elanco Licensing Agreement
The Company entered into a licensing agreement with Elanco Animal Health (Elanco) in December 2013. The agreement includes an upfront payment of $500 and multi-year contract research and development services with fees of $2,750 annually for the first two years and $3,000 annually for the second two years, and entitles the Company to 1) development milestone payments of up to $1,500 for each compound Elanco and the Company decide to develop; 2) a one-time payment of up to $2,000 for the first regulatory approval of any product in the U.S.; 3) a one-time payment of $4,000 for the first commercial sale of a product in the U.S. and a one-time payment of $1,500 for the first commercial sale of a product in the European Union; 4) one-time payments of up to $15,000 for reaching specified annual sales of a product; and 5) mid-single-digit percentage royalties on net annual sales. The Company has deferred the upfront payment, which it received in January 2014, and is recognizing the revenue over the research and development period of four years.
The Elanco Licensing Agreement is directly related to the Services Business and was assigned to Accuratus in conjunction with the sale of the Services Business in July 2015 (Note 20). Revenue from the agreement is included in discontinued operations in the accompanying statements of operations.
Waterstone Licensing Agreement
On October 29, 2014, the Company entered into a license agreement with Waterstone Pharmaceutical (HK Limited), or Waterstone, under which the Company granted Waterstone an exclusive, worldwide license to develop and commercialize SCY-635 for the treatment of viral diseases in humans. In addition, under the same agreement, the Company granted Waterstone an option for an exclusive, worldwide license to develop and commercialize two additional compounds of the Company, SCY-575 and SCY-116, for the treatment of viral diseases in humans. The option is exercisable for a period of 18 months from the date of the agreement. In addition, the Company agreed that during the term of the agreement, it would not develop or commercialize, or grant any right or license to any third party to develop or commercialize, in Asia (excluding Japan), any cyclophilin inhibitor for treatment of viral diseases in humans.
The agreement expires upon Waterstone’s last royalty payment, which is the later of ten years from the last registration of the product, or the last to expire of the patents. Either party may terminate the agreement if the other party breaches and fails to remedy the breach after receiving notice from the nonbreaching party. Specifically, the Company has the ability to terminate the agreement if the Company determines that Waterstone failed to make reasonable progress in the development and commercialization of SCY-635 or the optioned compounds. If the Company gives Waterstone notice of failure to make reasonable progress, Waterstone will have the opportunity to correct the deficiencies. If Waterstone fails to do so, the Company has the right to terminate the license.
The Company received a non-refundable upfront license fee payment of $1,000 in November 2014 for SCY-635, and may receive an additional upfront payment of $500 if Waterstone exercises its option for the two additional compounds. The Company is also entitled to receive certain payments on contingent future events, including 1) a development milestone payment of $4,000 upon the first registration of a product, and 2) royalties based on a specified percentage of net sales (which percentage is in the mid-single digits), varying based on whether the product contains SCY-635 or one of the two additional compounds.
The Company analyzed the license agreement and concluded that, as of December 31, 2014, it had no remaining substantive obligations to perform under the arrangement. As a result, the Company recognized revenue of $1,000 from the non-refundable upfront payment in the year ended December 31, 2014. The development milestone payment and the royalties will be recognized as revenue if and when the Company receives the payments.
The Waterstone Licensing Agreement relates to the Company's continuing operations and was not associated with the sale of the Services Business in July 2015 (Note 20).
Merial Research Services Agreement
In December 2014, the Company entered into an agreement with Merial, a related party (Note 14), under which the Company will provide contract research and screening services in the field of animal health that primarily target parasites. Prior to the execution of this agreement, the Company provided contract research and development services for Merial on a fee-for-service basis under a separate agreement that expired on December 31, 2014. The agreement is a non-exclusive arrangement in the animal health field and is on a fee-for-service basis. The Company will not receive any contingent payments based on the progression to development and commercialization of any compounds arising from this agreement. Any intellectual property created in connection the Company's performance of the services shall be the sole property of Merial. The term of the agreement is two years, beginning January 1, 2015 and ending on December 31, 2016, and the total service fee due from Merial over the term of the agreement is $7,900, payable in equal quarterly installments. The agreement also provides for an option to extend the term for one additional year.

Either party may terminate the agreement in the event of breach of material obligation by the other party if such breach is not remedied after written notice from the non-breaching party. Either party may terminate this agreement if the other party makes an assignment for the benefit of creditors, becomes subject to bankruptcy proceedings, subject to appointment of a receiver, or admits inability to pay its debts. Further, within six months of any change of control the Company, Merial shall either (i) consent to continue the agreement pursuant to its terms, (ii) agree to an assignment of the agreement to a third-party acceptable to Merial, or (iii) the parties shall implement another solution acceptable to Merial, provided, however, if no resolution acceptable to Merial has been implemented within six months of the change of control, Merial may terminate the agreement immediately. If Merial believes in good faith that the Company acted in any way that may subject Merial to liability under anti-corruption laws, Merial shall have the unilateral right to terminate this agreement. At termination or expiration of the agreement for any reason, upon Merial’s request, the Company must transfer all agreement intellectual property to Merial.
The Merial Research Services Agreement is directly related to the Services Business and was assigned to Accuratus in conjunction with the sale of the Services Business in July 2015 (Note 20). Revenue from the agreement is included in discontinued operations in the accompanying statements of operations.

19.	Discontinued Operations
As part of the Company's strategic objective to focus its resources on the development of SCY-078, the Company's board of directors directed the Company's management to explore the divestiture of the Services Business in order to simplify the Company's business model and to allow the Company's Chief Executive Officer to focus on the execution of the Company's strategic objectives. The Company engaged a third-party firm to assist in the evaluation of several divestiture options (i.e., a third-party sale, spin-off, management buy-out or shut-down process). The Company did not meet the relevant criteria for reporting the service business as held for sale as of December 31, 2014, pursuant to FASB Topic 205-20, Presentation of Financial Statements--Discontinued Operations, and FASB Topic 360, Property, Plant, and Equipment.
On May 4, 2015, the Company's board of directors completed its evaluation of the various divestiture options and directed management to pursue a plan to sell the Service Business to Accuratus, representing a strategic shift in the Company's operations. On this date, the Company met the relevant criteria for and began reporting the Services Business as held for sale and in discontinued operations. Accordingly, the accompanying financial statements have been retrospectively recast to reflect the Services Business in discontinued operations.
On July 21, 2015, the Company completed the sale of the Services Business to Accuratus pursuant to the Agreement, with an effective date of July 17, 2015 (see Note 20).
The Services Business has been presented separately as discontinued operations in the Company's Statements of Operations for both years presented. The following table presents a reconciliation of the carrying amounts of assets and liabilities of the Services Business to assets of discontinued operations, net in the accompanying balance sheets:

	December 31,
	2014	2013
Carrying amounts of assets included as part of discontinued operations:
Accounts and unbilled receivables, net	$1,501	$1,062
Prepaid expenses and other current assets	289	246
Property and equipment, net	4,835	5,401
Other assets	76	89
Assets of discontinued operations, net	$6,701	$6,798

Carrying amounts of liabilities included as part of discontinued operations:
Accounts payable and accrued expenses	$681	$737
Deferred revenue	445	225
Deferred rent	1,294	1,481
Liabilities related to assets of discontinued operations	$2,420	$2,443

The following table presents revenue, (expenses), gains, and (losses) attributable to discontinued operations:

	Years Ended December 31,
	2014	2013
Major line items constituting income of discontinued operations:
Total revenue	$17,768	$16,762
Cost of revenue	(15,446)	(16,305)
Selling, general and administrative	48	—
Gain on insurance recovery	165	—
Gain on sale of asset	—	988
Income tax expense	(1,166)	(575)
Income from discontinued operations	$1,369	$870
The following table presents depreciation, capital expenditures, and significant operating and investing non-cash items related to the discontinued operations:

	Years Ended December 31,
	2014	2013
Depreciation expense	$1,132	$1,215
Purchases of property and equipment	(704)	(431)
Proceeds from insurance recovery	216	—
Gain on insurance recovery	(165)	—
Gain on sale of asset, net of transaction expenses	—	(988)
Proceeds from sale of asset, net of transaction expenses	—	988
Stock-based compensation	159	45
Changes in deferred rent	(187)	(53)
Equipment purchases in accounts payable and accrued expenses	34	15
Impairment of fixed asset	51	—

20.	Subsequent Events
The Company evaluated subsequent events through March 30, 2015, the date on which the December 31, 2014 financial statements were originally issued. There are no significant events that require disclosure in these financial statements, except as follows:
2014 Equity Incentive Plan Activity
The following events occurred with respect to the 2014 Plan subsequent to December 31, 2014.

•
Pursuant to the terms of the 2014 Plan (Note 11), on January 1, 2015, the Company automatically added 340,484 shares to the total number shares of common stock available for future issuance under the 2014 Plan.

•
In connection with the resignation of the Company's Chief Medical Officer, Dr. Carole Sable, effective as of February 20, 2015, the Company returned 57,452 shares to the total number shares of common stock available for future issuance under the 2014 Plan. The returned shares represent Dr. Sable's unvested shares as of the effective date of her resignation.

•
In February 2015, the board of directors appointed Marco Taglietti, M.D. as Chief Executive Officer of the Company, effective as of April 1, 2015. In connection with Dr. Taglietti’s appointment as Chief Executive Officer, Dr. Taglietti will be granted an option to purchase 330,000 shares of the Company's common stock, subject to approval by the board of directors. The option shall be granted as of the effective date of Dr. Taglietti's employment, shall have a ten-year term and one-fourth of the shares subject to the option shall vest on the one-

year anniversary of the date of grant with the remainder vesting in equal monthly installments for thirty-six months thereafter, provided Dr. Taglietti continues to provide service to the Company. In addition, on the first anniversary of the Dr. Taglietti’s employment, subject to the approval of the board of directors, Dr. Taglietti will be granted an additional option to purchase 80,000 shares of the Company's common stock. The additional option shall have a ten-year term and the shares subject to the option shall vest in equal monthly installments for forty-eight months as measured from the date of grant, provided Dr. Taglietti continues to provide service to the Company.

•
On February 25, 2015, the Company's board of directors approved an amendment of the 2014 Plan, subject to stockholder approval at the Company's 2015 annual meeting of stockholders, to increase the aggregate number of shares of common stock that may be issued pursuant to awards under the 2014 Plan by an additional 510,726 shares. All other material terms of the 2014 Plan otherwise remain unchanged.

Inducement Award Plan Approval
On March 26, 2015, the Company's board of directors adopted the 2015 Inducement Plan, or the 2015 Plan. The 2015 Plan provides for the grant of nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other forms of equity compensation (collectively, stock awards), all of which may be granted to persons not previously employees or directors of the Company, or following a bona fide period of non-employment, as an inducement material to the individuals’ entering into employment with the Company within the meaning of NASDAQ Listing Rule 5635(c)(4). The 2015 Plan has a share reserve covering 450,000 shares of common stock.
The Company updated its evaluation of subsequent events through October 30, 2015, the date on which the December 31, 2014, financial statements were reissued. There are no additional significant events that require disclosure in these financial statements, except as follows:
April 2015 Follow-On Public Offering
On April 28, 2015, the Company completed a follow-on public offering (the "April 2015 Offering") of its common stock. The Company sold an aggregate of 5,376,622 shares of common stock at a public offering price of $7.70 per share. Net proceeds were approximately $38,012, after deducting underwriting discounts and commissions and offering expenses of approximately $3,388.
Equity Compensation Plan Activity
The Company's board of directors recently took certain actions that affected the number of outstanding stock options and options available for grant under the 2014 Equity Incentive Plan, or the 2014 Plan, as follows:

•
On April 1, 2015, the Company granted options to purchase 425,967 shares of common stock to officers and other key employees, including an award to Dr. Taglietti to purchase 330,000 shares of common stock. All options granted on April 1, 2015, have a ten-year term. For Dr. Taglietti's grant, one-fourth of the shares subject to the option vest on the one-year anniversary of the date of grant with the remainder vesting in equal monthly installments for thirty-six months thereafter, provided Dr. Taglietti continues to provide service to the Company. For all other April 1, 2015 officer and key employee grants, the shares subject to the options vest in equal monthly installments for forty-eight months as measured from the date of grant.

•
On June 4, 2015, the Company's stockholders approved an amendment of the 2014 Plan to increase the aggregate number of shares of common stock that may be issued pursuant to awards under the 2014 Plan by an additional 510,726 shares. All other material terms of the 2014 Plan otherwise remain unchanged.

•
On June 4, 2015, the Company granted options to purchase 125,000 shares of common stock to David Angulo, M.D., the new Chief Medical Officer, under the 2015 Inducement Plan. The options have a ten-year term, with one-fourth of the shares subject to the option vesting on the one-year anniversary of the date of grant and the remainder vesting in equal monthly installments for thirty-six months thereafter, provided Dr. Angulo continues to provide service to the Company.

•
On October 1, 2015, the Company granted options to purchase 60,000 shares of common stock to a newly hired vice president under the 2015 Inducement Plan. The options have a ten-year term, with one-fourth of the shares subject to the option vesting on the one-year anniversary of the date of grant and the remainder vesting in equal monthly installments for thirty-six months thereafter, provided the vice president continues to provide service to the Company.

Departure of Chief Financial Officer
Charles F. Osborne, Jr., the Company's former chief financial officer, resigned effective June 30, 2015. The Company's compensation committee of the board of directors approved a compensatory arrangement for Mr. Osborne that provided for certain payments and benefits, including: (i) a cash payment of approximately $138 upon his resignation on June 30, 2015; (ii) cash severance payments totaling approximately $179, which is equal to seven months of Mr. Osborne’s current base salary, paid over seven months commencing with the first payroll period following the resignation date; (iii) a payment representing a contribution Mr. Osborne can use towards continuing COBRA premiums for medical, dental, and vision group health coverage for a period up to seven months after the resignation date; and (iv) certain amendments to the terms of Mr. Osborne's outstanding stock option awards as described below.
Sale of the Services Business
On July 21, 2015, the Company completed the sale of the Services Business pursuant to an Asset Purchase Agreement, with an effective date of July 17, 2015, with Accuratus for an aggregate purchase price of $3,875, subject to a working capital adjustment of $824, which reduced the proceeds at closing. In addition, a portion of the consideration payable at closing equal to $500 was withheld and is subject to an escrow for a period of 12 months from the date of closing to satisfy indemnification obligations of the Company in connection with breaches of any representation and warranties and other customary obligations under the terms of the Agreement. The net cash consideration received by the Company upon closing in July 2015 was $2,549, after adjusting for the items described above and a nominal escrow fee.
As discussed in Note 19, the Company met the relevant criteria for reporting the Service Business as held for sale on May 4, 2015 (the "Measurement Date"), and as a result, assessed the asset group for impairment pursuant to FASB Topic 360, Property, Plant, and Equipment. The net carrying value of the Services Business asset group was compared to its fair value as of May 4, 2015. The Company determined that the selling price paid by Accuratus to acquire the Services Business asset group was the best estimate of fair value, which the Company concluded was a Level 2 input. The Company determined that the Services Business asset group's net carrying value exceeded its fair value by $572 on the Measurement Date. The Company also estimated selling costs directly attributable to the sale of the Services Business to be $778. As a result, the Company recorded a $1,350 impairment charge on property and equipment assets classified as held for sale in the quarterly period ended June 30, 2015.
As a condition to the execution of the Agreement, Accuratus assumed the Company’s post-closing obligation under its facility lease in Durham, North Carolina. Certain of the Company's retained employees will continue to operate from the Durham facility immediately after the closing for a period of up to six months pursuant to a facility license and a transition services agreement. In addition, under a Transition Services Agreement, Accuratus has provided or is providing accounting, IT, payroll, personnel and human resources support, and equity compensation plan administration support services to the Company at rates ranging from one hundred to two hundred dollars per hour for a period of time not to extend beyond December 31, 2015.
The Company entered into an agreement with a third party firm to assist the Company in exploring the divestiture of its Services Business. Pursuant to the terms of the agreement, in the event that the Company was able to complete a divestiture of the Services Business to a third party, the Company was obligated to pay a success fee to the third party firm for the greater of $500 or 4% of the transaction consideration. The Company paid and expensed an initial retainer prior to the closing of the Service Business sale transaction, and then paid a $450 remaining success fee due to the third party firm in July 2015 in connection with the closing of the sale transaction.
The Company also entered into certain compensatory arrangements with its continuing employees and with terminated employees in connection with the sales of the Services Business as described below.
Compensatory Plan with Services Business Employees
In connection with the Company's sale of its Services Business, the Company designed a compensatory plan to promote the retention of services of its non-executive employees supporting that business (the "Services Business Plan"). The Company's board of directors adopted, and the Company communicated, the material terms of the Services Business Plan prior to June 30, 2015, to all non-executive employees of the Services Business. The Services Business Plan terms provide for certain cash compensation payments, as well as modifications to the terms of currently outstanding stock options held by such non-executive employees, as more completely described below, upon the successful closing of the sale of the Services Business. The sale closed in July 2015. The Services Business Plan meets the definition of an exit and disposal activity pursuant to FASB ASC 420--Exit and Disposal Cost Obligations and all related expenses incurred have been or will be presented in discontinued operations in the statements of operations in the periods incurred.
The Services Business Plan provided that in the event a non-executive employee of the Services Business was not offered a comparable position by Accuratus, the Company would provide severance payments to such employees. The Company terminated certain employees in June 2015 (the "June 2015 Terminated Employees") who became eligible for severance benefits totaling approximately $999 pursuant to the terms of the Services Business Plan. The Services Business Plan also provided for certain amendments to the terms of the outstanding stock option awards held by the June 2015 Terminated Employees, which are described in below.
In July 2015, pursuant to the Services Business Plan, the Company paid cash totaling approximately $215 to certain non-executive employees of the Services Business representing an incentive payment upon the closing of the sale of the Services Business. In addition, all non-executive employees of the Services Business will be eligible to receive a cash retention compensation payment from the Company on the earlier of (i) the six month anniversary of the closing of the sale transaction, provided that they remain employed by Accuratus as of such date, or (ii) the date of termination of such employee by Accuratus without good cause. Maximum cash retention compensation payments could total approximately $814 under the Services Business Plan, if all service business employees remain eligible pursuant to the terms of the Services Business Plan. The Company incurred these obligations on the date of the sale of the Services Business in July 2015; therefore, the compensation expense associated with these obligations were recognized during the quarterly period ended September 30, 2015.
The Services Business Plan also includes certain amendments to the terms of the eligible employees' outstanding stock option awards, which are described in detail below.
Compensatory Arrangement with Employees of the Company's Continuing Operations
In connection with the Company's relocation of its continuing operations to Jersey City, New Jersey, the Company designed a compensatory plan to promote the retention of services of non-executive employees supporting its continuing operations (the "Retention Plan"). The Company's board of directors adopted, and the Company communicated, the material terms of the Retention Plan prior to June 30, 2015, to all non-executive employees supporting the Company's continuing operations. The Retention Plan terms provide for certain cash compensation payments and severance payments, as well as modifications to the terms of currently outstanding stock options held by such non-executive employees, as more completely described below. The Company has concluded that the Retention Plan meets the definition of an exit and disposal activity pursuant to FASB ASC 420--Exit and Disposal Cost Obligations as of June 30, 2015, and all related expenses incurred have been or will be presented in continuing operations in the statements of operations.
The Retention Plan provides that non-executive employees are eligible to receive cash bonuses, severance payments and related benefit premiums that could total a maximum of approximately $1,161, provided that all employees remain employed through December 31, 2015 and are not terminated for cause. The Retention Plan also provides that if the Company and an employee agree upon a services termination date earlier than December 31, 2015 (the "Release Date"), the employee will remain eligible for all terms of the Retention Plan. The Company will accrue this obligation over the remaining future service period required by the employees through the earlier of the Release Date or December 31, 2015.
The Retention Plan also includes certain amendments to the terms of the eligible employees' outstanding stock option awards, which are described in detail below.
Option Amendments
Subsequent to March 30, 2015, the following events resulted in the amendment to terms of outstanding stock option awards:

•
On June 4, 2015, the Company's board of directors approved an extension to the existing 90-day post-employment option exercise period to a period ranging from 36 to 48 months for three directors who resigned from the board effective June 4, 2015. The directors held outstanding options to purchase 48,283 shares of the Company's common stock at a weighted average exercise price of $9.01 per share. All outstanding options were fully vested prior to June 4, 2015.

•
The outstanding stock options held by the June 2015 Terminated Employees were modified to provide: (i) accelerated vesting of all unvested stock options as of their termination date and (ii) an extension to the existing 90-day post-employment option exercise period, which varies for each employee based upon years of service, with a maximum exercise period of 48 months. As of June 30, 2015, the June 2015 terminated employees held outstanding options to purchase 17,715 shares of the Company's common stock at a weighted average exercise price of $9.64 per share, including aggregate unvested options to purchase 8,331 shares at a weighted average exercise price of $9.64 per share.

•
The Company's compensation committee of the board of directors approved the following modifications to Mr. Osborne's outstanding options to purchase the Company's common stock: (i) accelerated vesting of all unvested stock options as of June 30, 2015, and (ii) an extension to the existing 90-day post-employment option exercise period to 36 months. As of June 30, 2015, Mr. Osborne held outstanding options to purchase an aggregate of 74,490 shares of the Company's common stock at a weighted average exercise price of $9.53 per share, including unvested options to purchase 50,814 shares at a weighted average exercise price of $9.49 per share.

•
Pursuant to the terms of the Retention Plan, all stock options held by non-executive employees eligible under the Retention Plan were modified to provide: (i) accelerated vesting of all unvested stock options as of December 31, 2015, and (ii) an extension to the existing 90-day post-employment option exercise period, which varies for each employee based upon years of service, with a maximum exercise period of 48 months. As of June 30, 2015, the retained employees eligible for participation in the Retention Plan held outstanding options to purchase 121,550 shares of the Company's common stock at a weighted average exercise price of $9.13 per share, including aggregate unvested options to purchase 85,990 shares at a weighted average exercise price of $8.95 per share.

The Company determined the additional compensation cost associated with the previously described modifications pursuant to applicable guidance in FASB ASC Topic 718, Compensation—Stock Compensation.The additional compensation cost was determined by calculating the difference between (a) the estimated fair value of each option award immediately prior to the modifications and (b) the estimated fair value of each option award immediately after the modifications. The fair value of each option award immediately prior to and immediately after modification was estimated using the Black-Scholes option-pricing model to determine an incremental fair value, consistent with and in accordance with the Company’s existing accounting policy for stock compensation (see Note 2). Using the Black-Scholes option-pricing model, the weighted-average incremental fair value of outstanding modified option awards was $3.54 per option share. The total additional compensation cost associated with the previously described modifications was determined to be $819, of which $466 was associated with services previously performed and, therefore, was expensed in the quarter ended June 30, 2015. The remaining additional compensation cost is associated with future service periods and will be recognized as those services are performed.
Commitment to Services Agreement
On July 17, 2015, the Company and Accuratus also entered into the Services Agreement pursuant to which Accuratus is providing the Company with certain contract research and development services for 18 months (the "Initial Term") following the closing of the sale of the Services Business for a minimum purchase obligation on the part of the Company of at least $3,300 over the Initial Term of the Services Agreement. The purpose of the Services Agreement is to replace services that were previously provided internally by employees of the Company prior to the sale of the Services Business. The employees performing these services became employees of Accuratus in connection with this sale transaction.
New Facilities Lease
On July 13, 2015, the Company entered into a sublease (the "Sublease") that became effective July 22, 2015, to sublet certain premises consisting of 10,141 square feet of space (the "Subleased Premises") located at 101 Hudson Street, Jersey City, New Jersey from Optimer Pharmaceutical, Inc. The term of the Sublease commenced on August 1, 2015 (the "Commencement Date") and is scheduled to expire on July 30, 2018. No base rent was due under the Sublease until one month after the Commencement Date. Under the Sublease, the Company is obligated to pay monthly base rent of approximately $25 per month, which amount increases by 3% annually on each anniversary of the Commencement Date. In addition, the Company was required to fund a security deposit with the sublandlord in the amount of $74.
Compensatory Arrangement with Executive Officer
On July 21, 2015, Yves J. Ribeill, Ph.D., President and a member of the Company’s board of directors, resigned as President. Dr. Ribeill will continue to serve on the board of directors. The Company and Dr. Ribeill entered into an agreement, effective July 21, 2015, for certain payments and benefits (the “Separation Agreement”), pursuant to which Dr. Ribeill will receive: (i) a cash payment of approximately $100 upon the effective date of his resignation; (ii) cash severance payments totaling approximately $900, paid over 12 months commencing with the first payroll period following the resignation date; (iii) a payment representing a contribution Dr. Ribeill can use towards continuing COBRA premiums for medical, dental, and vision group health coverage after the resignation date, and (iv) the vesting and exercisability of all outstanding options held by Dr. Ribeill will be accelerated in full on the effective date of resignation, with the exception of options granted pursuant to the 1999 Plan, and the post-employment option exercise period will be extended from 90-days to 48 months. As of July 23, 2015, Dr. Ribeill held 84,613 vested options and 183,268 unvested options to purchase shares of the Company’s common stock at a weighted average exercise price of $9.61 and $9.41 per share, respectively.